Exhibit 10.1

LEASE

BY AND BETWEEN

SNH MEDICAL OFFICE PROPERTIES TRUST

LANDLORD

AND

SURGALIGN SPINE TECHNOLOGIES, INC.

TENANT

3030 SCIENCE PARK ROAD

SAN DIEGO, CALIFORNIA

Page

Article 1 Reference Data		1
1.1	Introduction and Subjects Referred To	1
1.2	Exhibits	4
Article 2 Premises and Term		4
2.1	Premises	4
2.2	Term	4
2.3	Extension Option	5
2.4	Measurement of the Premises	7
2.5	CASp Disclosures	7
2.6	Right of First Refusal	7
2.7	Right of First Offer	9
2.8	Outdoor Amenity Area	9
2.9	Temporary Space	9
Article 3 Commencement Date and Condition		10
3.1	Commencement Date and Rent Commencement Date	10
3.2	Condition of Premises	10
3.3	Preparation of the Premises	10
3.4	Construction Representatives	12
Article 4 Rent, Additional Rent, Insurance and Other Charges		13
4.1	Fixed Rent	13
4.2	Additional Rent	13
4.2.1	Real Estate Taxes	13
4.2.2	Operating Costs	14
4.3	Personal Property and Sales Taxes	19
4.4	Insurance	19
4.4.1	Insurance Policies	19
4.4.2	Requirements	20
4.4.3	Waiver of Subrogation	20
4.5	Utilities	20
4.6	Late Payment of Rent	20
4.7	Security Deposit	21
Article 5 Landlord’s Covenants		22
5.1	Affirmative Covenants	22
5.1.1	Mechanical Yard	22
5.1.2	Cleaning; Water	22

(CONTINUED)

Page

5.1.3	Repairs	23
5.1.4	Access to Building	23
5.1.5	Hazardous Materials	23
5.2	Interruption	24
5.3	Parking	25
5.4	Indemnification	25
5.5	Landlord’s Insurance	25
5.6	Estoppel	26
Article 6 Tenant’s Additional Covenants		26
6.1	Affirmative Covenants	26
6.1.1	Perform Obligations	26
6.1.2	Use	26
6.1.3	Repair and Maintenance and Janitorial Service	26
6.1.4	Compliance with Law	27
6.1.5	Indemnification	27
6.1.6	Landlord’s Right to Enter	27
6.1.7	Yield Up	28
6.1.8	Rules and Regulations	28
6.1.9	Estoppel Certificate	29
6.1.10	Landlord’s Expenses For Consents	29
6.1.11	Financial Information	29
6.1.12	Data Obligations	29
6.2	Negative Covenants	29
6.2.1	Assignment and Subletting	29
6.2.2	Nuisance	33
6.2.3	Floor Load; Heavy Equipment	33
6.2.4	Electricity	33
6.2.5	Installation, Alterations or Additions	33
6.2.6	Abandonment	35
6.2.7	Signs	35
6.2.8	Oil and Hazardous Materials	35
6.2.9	Hazardous Materials Documents	37
6.2.10	Exit Survey	38

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(CONTINUED)

Page

Article 7 Casualty or Taking		38
7.1	Termination	38
7.2	Restoration	39
7.3	Award	39
7.4	Waiver of Statutory Provisions	39
Article 8 Defaults		40
8.1	Default of Tenant	40
8.2	Remedies	40
8.3	Remedies Cumulative	42
8.4	Landlord’s Right to Cure Defaults	43
8.5	Holding Over	43
8.6	Effect of Waivers of Default	43
8.7	No Waiver, etc	43
8.8	No Accord and Satisfaction	44
8.9	Tenant’s Self-Help Remedies	44
Article 9 Rights of Holders		45
9.1	Rights of Mortgagees or Ground Lessor	45
9.2	Representation	45
Article 10 Miscellaneous Provisions		46
10.1	Notices	46
10.2	Quiet Enjoyment; Landlord’s Right to Make Alterations, Etc	46
10.3	Lease not to be Recorded; Press Releases	46
10.4	Transfer of Title; Limitation of Landlord’s Liability	47
10.5	Landlord’s Default	47
10.6	Notice to Mortgagee and Ground Lessor	47
10.7	Brokerage	48
10.8	Intentionally Deleted	48
10.9	Applicable Law and Construction	48
10.10	Prevailing Party Rights	49
10.11	Evidence of Authority	49

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LEASE

3030 Science Park Road

San Diego, California

Article 1

Reference Data

1.1Introduction and Subjects Referred To.

This is a lease (this “Lease”) entered into by and between SNH Medical Office Properties Trust, a Maryland real estate investment trust (“Landlord”) and Surgalign Spine Technologies, Inc., a Delaware corporation (“Tenant”).

Each reference in this Lease to any of the following terms or phrases shall be construed to incorporate the corresponding definition stated in this Section 1.1.

Date of

this Lease:	/Date/

Building and

Property:

That building in the City of San Diego located at 3030 Science Park Road (the “Building”).  The Building and the land parcel on which it is located and the sidewalks adjacent thereto are hereinafter collectively referred to as the “Property”.  The Property together with the properties at 3040 and 3050 Science Park Road is hereafter the “Complex”.

Premises:	The entire rentable area of the Building.

Premises

Rentable Area:	94,457 square feet.
Original Term:

Commencing on the Commencement Date and expiring on the day preceding the twelfth anniversary of the Rent Commencement Date, except that if the Rent Commencement Date shall occur on a day other than the first day of a month, the Original Term shall expire on the last day of the month in which such twelfth anniversary shall occur.

Fixed Rent:

Lease Year 1	$410,887.95 per month
Lease Year 2	$423,214.59 per month
Lease Year 3	$435,910.03 per month
Lease Year 4	$448,988.36 per month
Lease Year 5	$462,458.01 per month
Lease Year 6	$476,331.75 per month
Lease Year 7	$490,621.70 per month
Lease Year 8	$505,340.35 per month
Lease Year 9	$520,500.56 per month
Lease Year 10	$536,115.58 per month
Lease Year 11	$552,199.05 per month
Lease Year 12	$568,765.02 per month

The term “Lease Year” shall mean a period of twelve (12) consecutive calendar months with the First Lease Year commencing on the Rent Commencement Date, except that if the Rent Commencement Date is not the first day of a month, the first (1st) Lease Year shall be the period commencing on the Rent Commencement Date and expiring on the last day of the month in which the first (1st) anniversary of the Rent Commencement Date shall occur (in which case, in addition to Fixed Rent for the twelve (12) full months of Lease Year 1, Tenant shall, within five (5) Business Days (as defined in the Rules and Regulations) after the Rent Commencement Date, pay Fixed Rent for the month in which the Rent Commencement Date occurs in an amount equal to the monthly Fixed Rent for Lease Year 1 multiplied by a fraction the numerator of which is the number of days from the Rent Commencement Date through the last day of the month in which the Rent Commencement Date occurs, inclusive of both dates, and the denominator of which is the number of days in such month).

Notwithstanding the foregoing, Fixed Rent for the first thirteen (13) full calendar months following the Rent Commencement Date shall be abated (i.e. twelve full months of Lease Year 1 and the first month of Lease Year 2).

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Rent Commencement

Date:	The earlier to occur of March 13, 2022 and the Substantial Completion Date.

Tenant’s Percentage:	One hundred percent (100%).

Permitted Uses:

Office, lab and research and development purposes and ancillary uses for (i) a cadaver lab, and (ii) uses related to office purposes to the extent permitted by applicable zoning and other laws from time to time, subject to the provisions of Subsection 6.1.2.

Security Deposit:	$2,465,327.70

Commercial General

Liability Insurance

Limits:	$5,000,000 per occurrence.

Original Address of

Landlord:	SNH Medical Office Properties Trust

c/o The RMR Group LLC

8631 West Third Street

Suite 301E

Los Angeles, California  90048

Attn:  Vice President West Region

Landlord's Agent:	The RMR Group LLC or such other entity as shall be designated by Landlord from time to time.

Original Address of

Tenant:	Surgalign Spine Technologies, Inc.

520 Lake Cook Road, Suite 315

Deerfield, Illinois   60015

Attn:  Josh DeRienzis, Esq., General Counsel and Corporate Secretary

Email:  Jderienzis@surgalign.com

Address for Payment

of Rent:	SNH Medical Office Properties Trust

PNC Bank, NA

c/o The RMR Group LLC

Dept #300

P.O. Box 31001-2144

Pasadena, California  91110-2144

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1.2Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A-1.Outdoor Area.

EXHIBIT B.Rules and Regulations.

EXHIBIT C.Alterations Requirements.

EXHIBIT D.Secretary’s Certificate.
EXHIBIT E.LEED Requirements.

EXHIBIT F.Landlord’s Work.

Article 2

Premises and Term

2.1Premises.  Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, excluding exterior faces of exterior walls.  During the term, Tenant shall have the non-exclusive right to use, in common with other tenants in the Complex, those portions of the Complex (“Common Areas”) that are provided or operated for use in common by Landlord, Tenant and any other tenants of the Complex (or by the sublessees, employees, customers, invitees or licensees of any such party), whether or not those areas are open to the general public, including, to the extent operated for the benefit of tenants of the Complex, a gym and conference center both located at 3040 Science Park Road (Tenant acknowledging that while Landlord intends to maintain and operate such facilities throughout the term, it reserves the right to alter, relocate or discontinue one or both due to insufficient demand or other reasonable commercial reasons).  The Common Areas to which Tenant shall have rights under the prior sentence shall exclude any areas at the 3050 Building (hereinafter defined) absent a lease or amendment entered into pursuant to Section 2.7, and any areas of the 3040 Building (hereinafter defined) intended for the exclusive use or occupancy of tenants of either such property and also shall exclude (x) any areas of any property outside of the Property which may be reserved for or leased to one or more specific tenants for their exclusive use or occupancy and (y) the office in the garage in the Property, the mechanical yard at the Property and any other facilities providing service to the Complex.

2.2Term.  The term of this Lease shall be for a period beginning on the Commencement Date (as defined in Section 3.1) and continuing for the Original Term and any extension of the term hereof in accordance with the provision of this Lease, unless sooner terminated as hereinafter provided.  When the dates of the beginning and end of the Original Term have been determined such dates shall be evidenced by a confirmatory document executed by Landlord and Tenant in the form substantially as shown on Exhibit E hereto and delivered each to the other, but the failure of Landlord and Tenant to execute or deliver such document shall have no effect upon such dates.  The Original Term and any extension of the term hereof in accordance with the provisions of this Lease is hereinafter referred to as the “term” of this Lease.

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2.3Extension Option.  So long as this Lease is still in full force and effect and, unless Landlord shall waive the Conditions (which it may do at any time in its discretion), the Conditions are met as of the date of the Election Notice (as such terms are hereinafter defined) Tenant shall have the right to extend the term of this Lease for one (1) additional period (the “Extended Term”) of seven (7) years commencing on the day succeeding the expiration of the Original Term and ending on the day immediately preceding the seventh anniversary of the commencement of the Extended Term.  All of the terms, covenants and provisions of this Lease applicable immediately prior to the expiration of the Original Term shall apply to the Extended Term except that (i) the Fixed Rent for the Extended Term shall be the Market Rate (as hereinafter defined) for the Premises determined as of the commencement of such Extended Term, as designated by Landlord by notice to Tenant (“Landlord’s Notice”), but subject to Tenant’s right to dispute as hereinafter provided; and (ii) Tenant shall have no further right to extend the term of this Lease beyond the Extended Term hereinabove provided.  If Tenant shall elect to exercise the aforesaid option, it shall do so by giving Landlord notice (an “Election Notice”) of its election not later than one (1) year, nor sooner than fifteen (15) months, prior to the expiration of the Original Term.  If Tenant fails to give such Election Notice to Landlord or the Conditions are neither satisfied nor waived by Landlord, the term of this Lease shall automatically terminate no later than the end of the Original Term, and Tenant shall have no further option to extend the term of this Lease, it being agreed that time is of the essence with respect to the giving of such Election Notice.  If Tenant shall extend the term hereof pursuant to the provisions of this Section 2.3, such extension shall (subject to satisfaction of the Conditions, unless waived by Landlord) be automatically effected without the execution of any additional documents, but each party shall, at the other party’s request, execute an agreement confirming the Fixed Rent for the Extended Term.  The “Conditions” are that there shall exist no Default of Tenant at the time Tenant gives the Election Notice.

“Market Rate” shall mean the then fair market annual rent for the Premises for the Extended Term (determined as set forth below) (including annual adjustments), that a willing, non-equity tenant (excluding sublease and assignment transactions) would pay, and a willing landlord of a comparable quality building located in the Torrey Pines submarket of San Diego, California area would accept, in an arm’s length transaction, for space of comparable size, quality and floor height at the Premises, taking into account (x) the age, quality and layout of the existing improvements in the Premises, (y) that the Premises is comprised of a combination of office and laboratory uses, and (z) any other factors that professional real estate brokers or professional real estate appraisers customarily consider, including rental rates, space availability, tenant size, tenant improvement allowances, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar buildings.  Landlord shall provide written notice of Landlord’s determination of the Market Rate not later than the later of (x) sixty (60) days after Tenant delivers the Election Notice or (y) thirteen (13) months prior to the expiration of the Original Term.  If Tenant disagrees with Landlord’s designation of the Market Rate, then Tenant shall give notice thereof to Landlord (“Tenant’s Notice”) within thirty (30) days after Landlord’s Notice (failure to provide such notice of disagreement within such 30-day period constituting acceptance by Tenant of Market Rate as set forth in Landlord’s Notice), in which case representatives of Landlord and Tenant will meet to present and discuss their individual determinations of the Market Rate and shall diligently and in good faith attempt to negotiate the Market Rate on the basis of such individual determinations.  Such meeting shall occur no later than ten (10) Business Days after Tenant's Notice.  The parties

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shall each provide the other with reasonable supporting information and documentation of its determination at such meeting.  If Landlord and Tenant do not agree upon the Market Rate at such meeting, each party submit to the other its respective best and final offer as to the Market Rate (“Rent Determination”) within three (3) Business Days following such meeting.  If Landlord and Tenant fail to reach agreement on such Market Rate within five (5) Business Days following such a meeting (“Outside Agreement Date”), Tenant's Election Notice will be deemed null and void unless Tenant demands appraisal by notice to Landlord on or before the Outside Agreement Date, in which event each party's Rent Determination shall be submitted to appraisal as follows:  within fifteen (15) days after the Outside Agreement Date, Landlord and Tenant shall each give notice to the other specifying the name and address of the appraiser each has chosen who shall have the qualifications hereinafter set forth.  The two appraisers so chosen shall meet within ten (10) days after the second appraiser is appointed and if, within twenty (20) days after the second appraiser is appointed, the two appraisers shall not agree upon a determination of the Market Rate in accordance with the following provisions of this Section 2.3 they shall together appoint a third appraiser.  If only one appraiser shall be chosen whose name and address shall have been given to the other party within such fifteen (15) day period and who shall have the qualifications hereinafter set forth, that sole appraiser shall render the decision which would otherwise have been made as hereinabove provided.  The determination of the appraiser(s) shall be limited solely to the issue of whether Landlord's or Tenant's Rent Determination is the closest to the actual Market Rate for the Premises as determined by the appraisers, taking into account the requirements specified in above (and such determination shall establish the Market Rate).

If said two appraisers cannot agree upon the appointment of a third appraiser within ten (10) days after the expiration of such twenty (20) day period, then either party, on behalf of both and on notice to the other, upon ten (10) days written notice to the other party, may apply to the Presiding Judge of the Superior Court of San Diego County to appoint a third appraiser meeting the qualifications.  The third appraiser, however, selected shall be a person who has not previously acted in any capacity for either party.

Each of the appraisers selected as herein provided shall have at least ten (10) years experience as a commercial real estate broker in the Torrey Pines area dealing with properties of the same type and quality as the Building.  Each party shall pay the fees and expenses of the appraiser it has selected and the fees of its own counsel.  Each party shall pay one half (1/2) of the fees and expenses of the third appraiser (or the sole appraiser, if applicable) and all other expenses of the appraisal.  The decision and award of the appraiser(s) shall be in writing and shall be final and conclusive on all parties, and counterpart copies thereof shall be delivered to both Landlord and Tenant.  Judgment upon the award of the appraiser(s) may be entered in any court of competent jurisdiction.

The appraiser(s) shall determine whether Landlord’s or Tenant’s Rent Determination is the closest to the actual Market Rate of the Premises for the Extended Term and render a decision and award as to their determination to both Landlord and Tenant (a) within twenty (20) days after the appointment of the second appraiser, (b) within twenty (20) days after the appointment of the third appraiser or (c) within fifteen (15) days after the appointment of the sole appraiser, as the case may be.  In rendering such decision and award, the appraiser(s) shall assume (i) that neither Landlord nor the prospective tenant is under a compulsion to rent, and that Landlord and Tenant are typically motivated, well informed and well advised, and each is

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acting in what it considers its own best interest, and (ii) that in the event the Premises have been damaged by fire or other casualty prior to the commencement of the Extended Term, they have been fully restored.

If the dispute between the parties as to the Market Rate has not been resolved before the commencement of Tenant’s obligation to pay the Fixed Rent based upon determination of such Market Rate, then Tenant shall pay the Fixed Rent under the Lease based upon the Market Rate designated by Landlord in Landlord’s Rent Determination until either the agreement of the parties as to the Market Rate, or the decision of the appraiser(s), as the case may be, at which time Landlord shall refund any overpayment of the Fixed Rent to Tenant.

Landlord and Tenant hereby waive the right to an evidentiary hearing before the appraiser(s) and agree that the appraisal shall not be an arbitration nor be subject to state or federal law relating to arbitrations.

2.4Measurement of the Premises.  Landlord and Tenant agree that the Premises Rentable Area identified in Section 1.1 is recited for administrative purposes only and that, although the Fixed Rent has been determined by reference to such square footage (regardless of the possibility that the actual measurement of the Premises may be more or less than the number identified, irrespective of measurement method used), Fixed Rent and Tenant’s Percentage shall not be changed except as expressly provided in this Lease.

2.5CASp Disclosures.  For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).  As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows:  "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  In furtherance of the foregoing, Landlord and Tenant hereby agree as follows:  (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord, subject to Landlord's reasonable rules and requirements; (b) Tenant, at its sole cost and expense (subject to Landlord’s Contribution), shall be responsible for making any improvements or repairs required under applicable accessibility laws but which would not be so required but for Tenant’s Work; and (c) Landlord, at its sole cost and expense, shall be responsible for making any improvements or repairs required under applicable accessibility laws but only if unrelated to Tenant’s Work.

2.6Right of First Refusal. So long as this Lease is still in full force and effect and the Conditions are met as of the date of the ROFR Notice, if Landlord has a bona fide letter of intent from a third party (a “Prospect”) to lease any space (excluding any area designated or intended by Landlord to provide space for food service or other amenity or service for the Complex) on

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the first and/or second floors of the 3040 Science Park Road building (the “3040 Building”) which Landlord intends to accept, or if Landlord shall make a bona fide written offer to a Prospect to lease any such space (“3040 Space”) which is acceptable to such Prospect, Landlord shall so notify Tenant (the “ROFR Notice”) identifying the space (the “ROFR Space”) Landlord proposes to lease to the Prospect and the terms (the “ROFR Terms”) on which Landlord proposes to lease the ROFR Space to the Prospect (which may include a term whose expiration date is not co-terminous with the term applicable to the space then constituting the Premises demised hereunder except as hereinafter provided), including a copy of such letter of intent, and Tenant may, by giving notice to Landlord (the “ROFR Acceptance”) within five (5) Business Days after receipt of the ROFR Notice, irrevocably elect to lease the ROFR Space on the ROFR Terms. If Tenant shall have so elected to lease the ROFR Space on the ROFR Terms, it shall, within ten (10) days after submission by Landlord, enter into an amendment to this Lease, which shall be in a commercially reasonable form prepared by Landlord and reasonably acceptable to Tenant, confirming the lease of such ROFR Space to Tenant on the ROFR Terms and, except as otherwise provided in or inconsistent with the ROFR Terms, on the terms and conditions then and thereafter applicable to the Premises initially demised hereunder.  If Tenant shall not elect to lease the ROFR Space within the aforesaid five (5) Business Day period, then Tenant shall have no further rights under this Section 2.6 with respect to that ROFR Space and Landlord shall thereafter be free to lease any or all of that ROFR Space to the Prospect or to any other third party on such terms as Landlord shall determine, it being agreed that time is of the essence with respect to the exercise of Tenant’s rights under this Section 2.6; provided, however, that if Landlord does not enter into a lease of all or substantially all of the applicable ROFR Space within six (6) months after the expiration of such five (5) Business Day period, then, prior to leasing such ROFR Space, Landlord shall be obligated to provide a new ROFR Notice to Tenant, and the terms and conditions above shall apply. Notwithstanding anything to the contrary contained herein, Tenant’s rights under this Section 2.6 shall continue with respect to any 3040 Space as to which a ROFR Notice shall not have been given.

As to any ROFR Space as to which a ROFR Notice is given prior to the second anniversary of the Commencement Date, notwithstanding any of the ROFR Terms to the contrary, (i) the term applicable to the ROFR Space shall be co-terminous with the term of this Lease, and (ii) if the ROFR Terms contain a term (or initial term, as applicable) different from the then current term hereof, any rent abatement periods and any improvement allowance specified in the ROFR Terms for such (initial) term shall be appropriately pro-rated to reflect the difference between the (initial) term for the ROFR Space specified in the ROFR Terms and the actual initial term applicable to the ROFR Space.

Tenant acknowledges that all of the rentable area on the second floor of the 3040 Building is under lease as of the Date of this Lease.  Tenant furthermore acknowledges that all of the rentable area on the first floor of the 3040 Building which would otherwise be subject to Tenant’s rights hereunder is the subject of a lease under active negotiation as of the Date of this Lease, and that if such first floor space lease shall be executed, none of the space demised thereby shall be subject to this Section 2.6 unless any such lease terminates or expires during the term hereof.

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2.7Right of First Offer.  So long as this Lease is still in full force and effect and the Conditions are met, then if any rentable area at the building located at 3050 Science Park Road (the “3050 Building”) shall become available for lease, Landlord shall so notify Tenant, and shall identify the space available (the “Offered Space”) together with the rental rate and other terms and conditions (collectively, the “ROFO Terms”) under which in good faith Landlord intends to offer such space to third parties and the date on which such Offered Space is expected to be vacant, and Tenant may, by giving notice to Landlord within five (5) Business Days after such notice, irrevocably elect to lease the Offered Space on the ROFO Terms (which may include a term whose expiration date is not co-terminous with the term hereof).  If Tenant shall have so elected to lease the Offered Space, it shall enter into an amendment to this Lease within ten (10) days after it shall have received the same from Landlord, which shall be in a commercially reasonable form prepared by Landlord and reasonably acceptable to Tenant, confirming the lease of such Offered Space to Tenant on the ROFO Terms.  If Tenant shall not elect to lease the Offered Space within the aforesaid 5-Business Day period, then Landlord shall thereafter be free to lease any or all of such Offered Space to a third party or parties from time to time on such terms and conditions as it may deem appropriate, it being agreed that time is of the essence with respect to the exercise of Tenant’s rights under this addendum; provided, however, that if Landlord does not enter into a lease of substantially all of the ROFO Space within six (6) months after the expiration of such five (5) Business Day period, then, prior to leasing any such ROFO Space, Landlord shall be obligated to provide a new notice to Tenant, and the terms and conditions above shall apply.

Rentable area shall be deemed to be “available for lease” hereunder only after it shall have been leased pursuant to a lease existing as of the Date of this Lease or a lease entered into after the Date of this Lease and at such time as (x) the term of the then current lease for such space shall expire and not be extended or renewed (whether pursuant to a contractual right or not) or shall be terminated prior to the scheduled expiration date, and (y) Landlord does not, or is not obligated to, enter into a lease of such space to any party pursuant to the terms of a lease in effect as of the Date of this Lease.

2.8Outdoor Amenity Area.  At no additional rent or other charge to Tenant, Tenant and its employees, customers, subtenants, licensees and invitees shall have the exclusive right to use the outdoor amenity area at the Property identified on Exhibit A-1 (“Outdoor Area”) and any improvements thereto during the term.  The Outdoor Area shall be deemed to be part of the Premises for all purposes other than Section 5.1.2.

2.9Temporary Space.  Landlord shall pay all reasonable out of pocket costs Tenant shall incur to lease temporary space at a building in San Diego County for a term expiring on or about the Commencement Date (but not to exceed $250,000).  Landlord shall reimburse Tenant for such costs within thirty (30) days of receipt by Landlord of the executed lease for such space and a monthly payment request, together with paid invoices and provided there shall exist no Default of Tenant and this Lease shall remain in full force and effect.

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Article 3

Commencement Date and Condition

3.1Commencement Date and Rent Commencement Date.  The “Commencement Date”) shall be the Date of this Lease.

3.2Condition of Premises.  Landlord shall deliver possession of the Premises to Tenant and Tenant agrees to accept the Premises in their “as is” condition subject to Landlord’s continuing obligations under Article 5. Tenant acknowledges that it has inspected the Premises and the common areas and facilities of the Property and has found the condition of both satisfactory and is not relying on any representations of Landlord or Landlord’s agents or employees as to such condition, and Landlord shall have no obligation with respect thereto except as may be expressly set forth in this Lease. Notwithstanding the foregoing, if any systems serving the Premises are not, as of the Commencement Date, in compliance with Exhibit F, and if Tenant identifies such failure on or before the date which is at least three (3) weeks prior to the first anniversary of the Commencement Date, Landlord shall promptly correct the deficiency.

3.3Preparation of the Premises.

(a)Tenant, at Tenant’s sole cost and expense except to the extent of Landlord’s Contribution (hereinafter defined), shall be responsible for making any alterations or improvements to the Premises required by Tenant, subject to the terms of this Lease. The initial alterations and improvements to the Premises required by Tenant to prepare the Premises for Tenant’s occupancy, including improvements to the Outdoor Area, are hereinafter referred to as “Tenant’s Work” which may include the creation of an outdoor area as shown on Exhibit A-1 attached hereto.  Tenant shall prepare plans and specifications for Tenant’s Work (“Tenant’s Plans”) in accordance with the requirements of Exhibit C attached hereto and made a part hereof. Tenant’s Plans shall be subject to review and approval by Landlord as provided in Exhibit C. Landlord may not unreasonably withhold, condition or delay approval of Tenant’s Plans and failure by Landlord to either approve or deliver written notice of disapproval of Tenant’s Plans describing in reasonable detail the basis for such disapproval within ten (10) Business Days after the date of Landlord’s receipt of Tenant’s Plans (or five (5) Business Days after the date of Landlord’s receipt of any resubmission) shall constitute approval thereof, provided, however that no such automatic approval shall occur unless Tenant’s submission contains the following notice, printed in a prominent place on the outside thereof in not less fourteen (14) point bold-faced type: “LANDLORD REVIEW REQUIRED; FAILURE TO RESPOND TO THIS SUBMISSION WITHIN TEN (10) [FIVE (5)] BUSINESS DAYS SHALL RESULT IN AUTOMATIC APPROVAL PURSUANT TO LEASE SECTION 3.3.”

(b)Upon approval of Tenant’s Plans by Landlord, Tenant shall perform Tenant’s Work in accordance with Tenant’s Plans and the requirements of Article 6 and Exhibit C, diligently until Tenant’s Work is substantially complete. Tenant’s Work shall be considered substantially complete and the “Substantial Completion Date” shall occur on the first day as of which all of the following requirements have been met: (i) all work shown and described in Tenant’s Plans has been completed, with only punchlist items (i.e. minor and insubstantial details of decoration or mechanical adjustment) excepted; (ii) Tenant’s architect has issued a

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certificate of substantial completion on the standard AIA form which has been delivered to Landlord; (iii) all electrical, mechanical, plumbing and HVAC facilities installed or modified by Tenant are functioning properly;  (iv) the Premises are free of debris and construction materials, (v) any required certificate of occupancy for the Premises has been issued; and (vi) Tenant has obtained and delivered to Landlord all of the documents listed in Paragraph H of Exhibit C.

(c)Provided this Lease is in full force and effect, then, subject to the provisions of Section 3.3(d), Landlord will provide Tenant with an improvement allowance (the “Landlord’s Contribution”) equal to the lesser of (i) $150.00 per square foot of Premises Rentable Area, or (ii)  the third-party costs of Tenant’s Work. For purposes of this Section 3.2, the “costs” of Tenant’s Work shall mean all hard and soft costs of Tenant’s Work, including all fees and expenses of Tenant’s architectural and engineering professionals and all contractor charges for labor, materials, general conditions and contractor’s overhead and profit, permitting fees, plan check fees, and fees paid to independent construction managers, if any, and costs to construct (but not furnish) the Outdoor Area, less the lesser of Landlord’s actual costs incurred for Landlord’s third party construction manager and any required consultants fees for its role in reviewing Tenant’s Work or 1.5% of the foregoing amounts which Landlord shall retain as a construction management fee (such lesser amount, “Landlord’s Fee”).

(d)Tenant may, from time to time, requisition Landlord for payment of Landlord’s Contribution in installments, but not more often than monthly, provided that Landlord may withhold from each such installment of Landlord’s Contribution paid prior to the Final Payment (hereinafter defined), ten percent (10%) of the amount of hard construction costs otherwise due Tenant, less Landlord’s Fee attributable thereto. Each such installment of Landlord’s Contribution paid prior to the Final Payment is hereinafter referred to as a “Progress Payment”.

Each requisition for a Progress Payment shall include (i) a detailed breakdown of the costs of Tenant’s Work, (ii) ) a copy of each executed Application for Payment and Architect’s Certificate for Payment (on AIA Documents G702 and G703 or reasonable equivalents) covering all contractor charges included in the requisition, (iii) copies of invoices for any costs of Tenant’s Work that are not included in a contractor’s Application for Payment, (iv) executed lien  waivers (in such form as Landlord shall reasonably require) from the general contractor, subcontractors and materials suppliers waiving, releasing and relinquishing all liens, claims and rights to lien under applicable laws on account of any labor, materials and/or equipment furnished by such party through the date of the requisition (provided that any such waiver may be conditioned upon receipt of the amount requested for such party in the requisition), and (vi) a certification by an officer of Tenant that Tenant has made full payment for all of the work and other costs of Tenant’s Work covered by the prior Progress Payments. Landlord shall make each Progress Payment (in an amount not to exceed the lesser of (x) the costs of Tenant’s Work as evidenced by the documentation submitted with the applicable requisition, or (y) the balance of Landlord’s Contribution then remaining, less amounts retained by Landlord as hereinabove provided) to Tenant within twenty-one (21) days after Landlord’s receipt of a Progress Payment requisition with all required supporting documentation unless, within such period, Landlord notifies Tenant of its rejection of all or part of such requisition as a result of Tenant’s failure to comply with the requirements of this Section 3.3(d), specifying the reasons therefor in reasonable detail, in which

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case Landlord will disburse the portion of Landlord’s Contribution that is not rejected by Landlord within such twenty-one (21) day period.

After the occurrence of the Substantial Completion Date, Tenant may submit a requisition to Landlord for payment of the balance of Landlord’s Contribution and all retained amounts (the “Final Payment”). Such requisition shall include: (i) a final detailed breakdown of all of the costs of Tenant’s Work and (ii) final mechanic’s and material supplier’s lien waivers, and (iii) all other documentation required for a Progress Payment pursuant to the preceding paragraph as to the portion of Tenant’s Work covered by the Final Payment. Landlord shall make the Final Payment within twenty-one (21) days after Landlord’s receipt of a timely requisition for the Final Payment with all required supporting documentation unless, within such period, Landlord notifies Tenant of its rejection of all or part of such requisition, specifying the reasons therefor.  Notwithstanding the foregoing, Tenant must make requisition for Landlord’s Contribution by a date no later than eighteen (18) months after the Rent Commencement Date; any remainder of Landlord’s Contribution for which Tenant shall not have made a compliant requisition by such date shall be forfeited and become Landlord’s property.

(e)Notwithstanding the foregoing, Tenant shall have the right to apply up to $5.00 per square foot of Premises Rentable Area of Landlord’s Contribution for the purchase and installation of furniture, fixtures and equipment for the Premises (including the Outdoor Area) including cabling and wiring, but otherwise no portion of the foregoing may be included in the cost of Tenant’s Work for purposes of Landlord’s Contribution (nor shall Landlord’s Fee be applied to such cost).

(f)Contemporaneously with the execution of this Lease by Landlord, in addition to Landlord’s Contribution, and provided Landlord shall have received a completed W-9 from such consultant, it shall pay Tenant’s workplace consultant a fee of $70,842.75.  In addition, Landlord previously paid a fit test allowance to Tenant or its consultant, which amount shall not be deducted from Landlord’s Contribution.

3.4Construction Representatives.  Both Landlord and Tenant shall appoint one individual as its “Construction Representative” who is authorized to act on its behalf in connection with any matters arising pursuant to this Article 3.  The Construction Representative may be changed from time to time by notice hereunder from the then current Construction Representative to the other party’s Construction Representative or by notice from Landlord or Tenant pursuant to Section 10.1.  The initial Construction Representatives shall be Bobby Purcell at BPurcell@rmrgroup.com (Landlord) and Terry Rich and Ryan Larson (Tenant).  Notwithstanding Section 10.1, any notices or other communication under this Article 3 may be made by letter or other writing sent by U.S. mail, facsimile or email, provided the communication is made by one party’s Construction Representative to the other party’s Construction Representative.

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Article 4

Rent, Additional Rent, Insurance and Other Charges

4.1Fixed Rent.  Tenant shall pay Fixed Rent to Landlord, or as otherwise directed by Landlord, without offset, abatement (except as provided in Article 1 or Article 7), deduction or demand, except as expressly provided in this Lease.  Except for the installment of Fixed Rent due on the Rent Commencement Date which is other than the first day of a month, Fixed Rent shall be payable in advance, on the first day of each and every calendar month during the term of this Lease, at the Address for Payment of Rent, or at such other place as Landlord shall from time to time designate by notice, by check drawn on a domestic bank or by wire or other electronic transfer.

4.2Additional Rent.  Tenant shall pay to Landlord, as Additional Rent, Tenant’s Percentage of Taxes and Operating Costs as provided in Sections 4.2.1 and 4.2.2, and all other charges and amounts payable by or due from Tenant to Landlord under the express terms of this Lease (all such amounts referred to in this sentence being “Additional Rent”).

4.2.1Real Estate Taxes.  Tenant shall reimburse Landlord for Tenant’s Percentage of all Taxes (“Tenant’s Tax Payment”) attributable to any portion of the term of this Lease, as Additional Rent.

Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the term (commencing on the Rent Commencement Date) but otherwise in the manner provided for the payment of Fixed Rent, estimated payments on account of Tenant’s Tax Payment, such monthly amounts to be sufficient to provide Landlord by the time Tax payments are payable without penalty or interest a sum equal to Tenant’s Percentage thereof, as reasonably estimated by Landlord from time to time but not more than once annually on account of Taxes for the then current Tax year.  Landlord shall give Tenant notice of such estimated amounts promptly following its determination thereof for each Lease Year.  If the total of such monthly remittances is greater than Tenant’s Percentage of Taxes for such Tax year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Operating Costs and Taxes (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligations to Landlord); if the total of such remittances is less than Tenant’s Percentage of Taxes for such Tax year, Tenant shall pay the difference to Landlord within thirty (30) days after being so notified by Landlord.

If Landlord shall receive a refund of any portion of Taxes attributable to the term as a result of an abatement or reduction of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall pay or credit to Tenant Tenant’s Percentage of the refund (after first deducting any reasonable expenses, including attorneys’, consultants’ and appraisers’ fees, incurred in connection with obtaining any such refund).

In the event that the Rent Commencement Date shall occur or the term of this Lease shall expire or be terminated during any calendar year for which Operating Costs are being computed,

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then the amount of Operating Costs which may be payable by Tenant as provided in this subsection 4.2.1 shall be pro-rated on a daily basis based on a 360 day year.

“Taxes” shall mean all real property taxes, assessments, and other charges and impositions which are general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind or nature which are levied, assessed or imposed by any governmental authority upon or against or with respect to the Property or Landlord, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon as well as an allocation determined by Landlord on a commercially reasonable basis of any Taxes assessed to Common Areas or attributable to portions of the 3040 Building (or any other building in the Complex) containing a gym or conference center and any food service facility (but excluding any area within the premises demised by a lease of space to any food service provider) or other amenity for the Complex.  Taxes shall include any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Taxes shall also include any governmental assessments or the Property's contribution towards a governmental assessment for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies.  Taxes shall not include (i) any federal, state, or local franchise, estate, inheritance, transfer, income (except to the extent that a tax on income or revenue is levied solely on gross rental revenues and not on other types of income and then only from rental revenue generated by the Property), transfer or capital levy taxes assessed on Landlord, or (ii) penalties, fines or interest incurred as a result of Landlord’s failure to make timely payment of any installment of Taxes prior to delinquency and/or to file any tax or informational returns when due.  Taxes also shall include all court costs, attorneys’, consultants’ and accountants’ fees, and other expenses reasonably incurred by Landlord in analyzing and contesting Taxes through and including all appeals.  Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.

Landlord shall make commercially reasonable efforts to challenge assessments of Taxes which it reasonably deems to be excessive provided the cost of such challenge and the likelihood of recovery is reasonable in relation to the reduction sought.

4.2.2Operating Costs.  Tenant shall reimburse Landlord for Tenant’s Percentage of Operating Costs.

Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the term commencing on the Rent Commencement Date but otherwise in the manner provided for the payment of Fixed Rent, estimated payments on account of Operating Costs, such monthly amounts to be sufficient to provide to Landlord, by the end of each calendar year, a

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sum equal to Operating Costs for such year, as reasonably estimated by Landlord.  Landlord shall give Tenant notice of such estimated amounts promptly following its determination thereof for each Lease Year, which notice Landlord will use reasonable efforts to provide to Tenant at least thirty (30) days prior to the beginning of each Lease Year.  If, at the expiration of each year in respect of which monthly installments of Operating Costs shall have been made as aforesaid, the total of such monthly remittances is greater than the actual Operating Costs for such year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Taxes and Operating Costs (or promptly refund such overpayment if the term of this Lease has ended) or, if Tenant shall so request, against any installment of Annual Fixed Rent due not earlier than thirty (30) days prior to such request; if the total of such remittances is less than actual Operating Costs for such year, Tenant shall pay the difference to Landlord within thirty (30) days after being so notified by Landlord.

In the event that the Rent Commencement Date shall occur or the term of this Lease shall expire or be terminated during any calendar year for which Operating Costs are being computed, then the amount of Operating Costs which may be payable by Tenant as provided in this subsection 4.2.2 shall be pro-rated on a daily basis based on a 360 day year.

“Operating Costs” shall consist of all reasonable and customary costs and expenses paid for the operation, cleaning, management, maintenance, repair, insurance and upkeep of the Property, including an allocation as determined by Landlord on a commercially reasonable basis of those costs attributable to Common Areas, in accordance with generally accepted accounting principles consistently applied from year to year as such principles are generally applied in the real estate industry, including, without limitation:

(a)all salaries, wages, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto and all other costs paid or incurred with respect to employment of personnel engaged in operation, administration, cleaning, maintenance, repair, upkeep and security of the Property including, without limitation, on-site property managers and regional administrative staff, provided that (x) if any such administrative personnel are also employed on other property of Landlord, such cost of compensation shall be suitable prorated among the Property and such other properties and (y) no cost of personnel above one level above senior property manager (as of the Date of this Lease, above Area Manager or Area Engineer) shall be included in Operating Costs;

(b)all utilities and other costs related to provision of utilities supplied to the Property or the Common Areas of the Complex (exclusive of any services paid for by Tenant);

(c)all costs, including supplies, material and equipment costs, for landscaping and maintenance and repairs of exterior areas of the Property and the Complex (including, without limitation, trash removal and exterior window cleaning and exterior lighting);

(d)the cost of replacements for tools and other similar equipment used in the repair and maintenance of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be reasonably allocated among the Property and such other properties;

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(e)all costs and premiums for fire, casualty, rental income, liability and such other insurance as may be reasonably maintained from time to time by Landlord relating to the Property;

(f)subject to the limitation applicable to any capital expenditures, costs of compliance with any laws, rules, regulations, ordinances, agreements or standards applicable to the Building or the Property and costs of routine air and water testing for any toxic or hazardous material in the Building or Property; and

(g)a management fee of three (3%) percent of gross rental income from the Property.

If, during the term of this Lease, Landlord shall make any capital expenditure (including repairs and replacements that are capital expenses), the total cost thereof shall not be included in Operating Costs for the year in which it was made, but Landlord may include in Operating Costs for the year in which such expenditure was made and in Operating Costs for each succeeding year an annual charge off of such capital expenditure, provided such expenditure is (i) made to comply with any law, rule, regulation, order or ordinance enacted or becoming effective after the Commencement Date, or with any amendment or change in interpretation of any such law, rule, regulation, order or ordinance after the Commencement Date, or (ii) designed with a reasonable expectation of reducing Operating Costs over time. Annual charge offs shall be equal to the level payments of principal and interest necessary to amortize the original capital expenditure over the useful life of the improvement, repair, alteration or replacement made with the capital expenditure using an interest rate reasonably determined by Landlord as being the interest rate being charged at the time of the original capital expenditure for long-term mortgages by institutional lenders on like properties; and the useful life shall be determined reasonably by Landlord in accordance with its then prevailing customs and practices, provided however that with respect to expenditures designed to reduce Operating Costs, the annual charge-off may not exceed the yearly cost savings in Operating Costs achieved as reasonably determined or estimated by Landlord.

Notwithstanding anything to the contrary contained herein, the following shall be excluded from Operating Costs:

(1)the cost of improvements and/or renovations performed prior to the Commencement Date and costs of correcting defects in the design or construction of such improvements and/or renovations;

(2)costs and fees incurred in the sale or ground lease, or any financing or refinancing, of the Property or any portion thereof, including without limitation, ground lease payments, interest and principal payments, any points and fees payable to any lender, arranger or servicer, any fees and costs payable to brokers, lawyers or accountants pursuant to any such sale, ground lease or financing transaction, amounts payable for any forbearance or defeasance, and any late charges, interest or penalties;

(3)capital expenses or depreciation (except for the amortization of capital expenditures that are permitted to be included in Operating Costs);

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(4)general organizational, administrative and overhead costs of Landlord or any of its affiliates, including general corporate, legal and accounting expenses;

(5)costs (including attorneys' fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes among partners or members of Landlord, or in connection with negotiations or disputes between Landlord and its brokers, lenders, architects, contractors, consultants, management agents, or any equity investor, purchaser or ground Landlord of the any portion of the Complex;

(6)costs incurred by Landlord due to any violation of applicable laws, ordinances, rules, regulations or recorded documents caused by acts or omissions of Landlord or any of its managers, members, agents, employees or contractors;

(7)except for the property management fee permitted above, any overhead or profit increment paid to any of the members or affiliates of Landlord for goods and/or services to the extent that the costs of such goods and/or services exceed the costs payable to unaffiliated third parties on a competitive basis;

(8)real estate brokerage and leasing commissions;

(9)any expenses otherwise includable within Operating Costs to the extent actually reimbursed by any insurance carrier or any other third party;

(10)rentals for equipment ordinarily considered to be of a capital nature except if such equipment is customarily leased in the operation of similar buildings in the San Diego market;

(11)replacement costs attributable to the structural components of the Building, including the load-bearing walls, foundations, concrete sub-flooring, and structural elements of the roof at the Property;

(12)costs of repairing or replacing the roof membrane attributable to any penetrations or other damage caused by the negligence or willful misconduct of Landlord or any of its agents, employees or contractors;

(13)costs incurred to remove, study, test, remediate or otherwise related to the presence of Hazardous Materials (as defined below) in or about the Building, the Property or the Complex that are not brought upon, kept used, stored, handled, treated, generated in, or disposed of from, the Premises by Tenant or any of its agents, employees or invitees other than routine air and water testing or filtering;

(14)legal costs and fees relating to Landlord’s defense of its title to the Property or any portion thereof;

(15)reserves of any kind; and

(16)any other cost or expense that is expressly payable by Landlord, at its sole cost and expense, or otherwise expressly excluded from Operating Costs under this Lease.

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Further, in no event shall the amount of Controllable Operating Costs, as hereinafter defined, included in Operating Costs for any year exceed the Controllable Cost Cap, as hereinafter defined, for such year.  If, pursuant to the provisions of this paragraph, any Controllable Operating Costs are excluded from Operating Costs for such year, such amount shall accrue and shall be included in Operating Costs (as Controllable Operating Costs) with respect to the next following year(s), subject to the Controllable Cost Cap for any such year.  Such accrual shall continue until such amount has been fully included in Operating Costs.

“Controllable Operating Costs” shall mean all Operating Costs, except for the following, which shall not be subject to the limitations on increases described above: (i) the cost of utilities, (ii) insurance costs; and (iii) management fees described in clause (g) above.

The “Controllable Cost Cap” shall mean (i) for the calendar year which shall be the first full year following the Substantial Completion Date and the expiration of all warranties from the general contractor and all equipment suppliers, one hundred percent (100%) of Controllable Operating Costs (i.e. the amount thereof shall not be limited for such year or any preceding year), and (ii) for each succeeding year, one hundred five percent (105%) of the amount of the Controllable Cost Cap for the immediately preceding Operating Year.

Operating Costs attributable to the Common Areas or to all the properties in the Complex (for example, landscaping and insurance) may be allocated by Landlord among the Property and such other properties as Landlord may reasonably determine, whether by rentable square foot, acreage, value or other metric.  Landlord will keep and maintain records of Operating Costs and Taxes for a period of at least three (3) years from the date such Operating Costs and Taxes are incurred.

No later than ninety (90) days after the end of the year, Landlord shall deliver to Tenant an itemized statement of Operating Costs for such year, prepared, allocated and computed in accordance with customs and practices of the real estate industry, consistently applied (“Final Statement”).  Provided Tenant shall have paid all amounts invoiced by Landlord on account of Operating Costs for the applicable year, and Tenant shall so request, Landlord shall provide Tenant with Landlord’s invoices and statements and other supporting documentation reasonable required to substantiate Operating Costs and Taxes for such year. If Tenant objects to Landlord’s accounting of any Operating Costs and Taxes, Tenant shall, on or before the date one hundred and eighty (180) days following receipt of the Final Statement, notify Landlord that Tenant disputes the correctness of such accounting, specifying the particular line items which Tenant claims are incorrect otherwise, Tenant shall be deemed to have waived any and all objections to such Final Statement. If such dispute has not been settled by agreement within two (2) months thereafter, either party may submit the dispute to arbitration by JAMS in accordance with its rules. The decision of the arbitrators shall be final and binding on Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction.

If it should be agreed or decided that Operating Costs were overstated by three percent (3%) or more, then Landlord shall promptly reimburse Tenant for the reasonable costs incurred by Tenant in reviewing Landlord’s invoices and statements, including the cost of Tenant’s accountant, Tenant’s reasonable arbitration costs, plus any excess amount paid by Tenant on account of overstated Operating Costs with interest at the Default Rate. In the event of an

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overstatement which is less than three percent (3%), each party shall be responsible for its own costs incurred in connection with such dispute, and Landlord shall promptly reimburse Tenant for any excess amount paid by Tenant on account of overstated Operating Costs and Taxes. Tenant shall keep confidential all agreements involving the rights provided in this section and the results of any audits or arbitration conducted hereunder; provided, however, that such information may be disclosed by Tenant to those of its Affiliates and their respective officers, brokers, employees, attorneys, accountants, lenders and financial advisors who need to know such information and for financial reporting and credit related activities or in connection with any dispute with Landlord. As a condition to Landlord permitting the review described above, Tenant shall confirm to Landlord in writing that engagement by Tenant of any third party to make or to assist in any review hereunder shall be compensated at an hourly rate and not on any contingency basis.

If Tenant so requests, Landlord shall discuss with Tenant the possibility of Tenant assuming certain obligations of Landlord hereunder (such as, purely for example, interior cleaning, routine maintenance, and direct utility payment), and consequently removing such charges from Operating Costs on a going forward basis.

4.3Personal Property and Sales Taxes.  Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant and all taxes on the sales of services or inventory, merchandise and any other goods by Tenant in or upon the Premises.

4.4Insurance.

4.4.1Insurance Policies.  Tenant shall, at its expense, take out and maintain, commencing on the Commencement Date and continuing throughout the term of this Lease, the following insurance:

4.4.1.1 Commercial general liability insurance (on an occurrence basis, including without limitation, contractual liability, bodily injury, and property damage) under which Tenant is named as an insured and Landlord and Landlord’s Agent (and the holder of any mortgage on the Premises or Property, as set out in a notice to Tenant from time to time) are named  as additional insureds, in an amount which shall, at the beginning of the term, be at least equal to the Commercial General Liability Insurance Limits (with any combination of commercial general liability insurance policy (or an equivalent), excess liability policy and/or umbrella liability policy), and, which, from time to time during the term, shall be for such higher limits, if any, as Landlord shall determine (not more than twice during the term) to be customarily carried in the area in which the Premises are located at property comparable to the Premises and used for similar purposes, which coverage may be provided through any combination of primary and excess policies;

4.4.1.2 Worker’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises; and

4.4.1.3 Property insurance on a “replacement cost” basis with an agreed value endorsement covering all furniture, furnishings, fixtures and equipment and other personal property brought to the Premises by Tenant and anyone acting under Tenant and all

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improvements and betterments to the Premises performed at Tenant’s expense (other than Tenant’s Work); and

4.4.1.4 Business income and extra expense insurance covering twelve months loss of income.

4.4.2Requirements.  All policies of insurance maintained by Tenant shall contain deductibles and self-insured retentions not in excess of that reasonably approved by Landlord, shall contain a clause confirming that such policy and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Landlord and shall be obtained from insurers permitted to do business in the State of California having a rating by A.M. Best Company of at least A-VIII or otherwise be acceptable to Landlord.  Tenant shall, prior to the Commencement Date and thereafter, not less than five (5) days prior to any policy expiration, deliver to Landlord a certificate of insurance evidencing such coverages.

4.4.3Waiver of Subrogation.  Landlord and Tenant shall each secure an appropriate clause in, or an endorsement upon, each property damage insurance policy obtained by it and covering the Building, the Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive subrogation and permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party.  Anything in this Lease to the contrary notwithstanding, each of Landlord and Tenant hereby waives any and all rights of recovery, claims, actions or causes of action against the other party, or such other party’s employees and affiliates, for any loss or damage to the Premises, the Property or the Complex, or to any personal property of the waiving party, whether or not covered by insurance.  This provision shall survive the expiration or earlier termination of the Lease.

4.5Utilities.  Tenant shall, commencing on the Commencement Date and thereafter throughout the term of this Lease, pay all electricity charges allocable to the Premises and all charges for telephone and other utilities or services not supplied by Landlord pursuant to Subsections 5.1.1 and 5.1.2, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due.  Except as otherwise provided in this Subsection 4.5 or in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all utilities and services and that Landlord shall be under no obligation to furnish any utilities to the Premises.

Tenant acknowledges that Fixed Rent does not include the cost of supplying electricity to the Premises.  Such electricity usage is separately metered to the Premises and Tenant shall pay all bills therefor to the utility company furnishing the same before the date due, or to Landlord within thirty (30) days of invoice therefor.

4.6Late Payment of Rent.  If any installment of Fixed Rent or any Additional Rent is not paid on or before the date the same is due, it shall bear interest (as Additional Rent) from the date due until the date paid at the Default Rate (as defined in Section 8.4).  In addition, if any installment of Fixed Rent or Additional Rent is unpaid for more than five (5) days after the date due, Tenant shall pay to Landlord a late charge equal to the greater of One Hundred Dollars ($100) or two percent (2%) of the delinquent amount.  Notwithstanding the foregoing (i) with

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respect to the first late payment of Fixed Rent or scheduled installment of Additional Rent on account of Taxes or Operating Costs in a twelve (12) month period, no such interest or late charge shall be imposed unless Tenant fails to pay the applicable amount due within five (5) Business Days after a Hard Copy Notice from Landlord that the same is past due, and (ii) with respect to any Additional Rent not due on account of a scheduled payment on account of Operating Costs and Taxes, no such late charge or interest shall be imposed unless Tenant fails to pay the applicable amount due within five (5) Business Days after a Hard Copy Notice from Landlord that the same is past due.  The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing and administration of each delinquent payment by Tenant, but the payment of such late charges shall not excuse or cure any default by Tenant under this Lease. Absent specific provision to the contrary, all Additional Rent shall be due and payable in full thirty (30) days after demand by Landlord.

4.7Security Deposit.  Upon execution of this Lease, unless Tenant elects to provide a cash Security Deposit, Tenant shall deposit the Letter of Credit with Landlord as the Security Deposit.  Tenant may, at any time, replace the Letter of Credit with a cash Security Deposit, in which case, Landlord shall immediately return any Letter of Credit to Tenant.  Tenant may also provide the Security Deposit by means of a combination of cash and Letter of Credit (in which case the limit of such Letter of Credit shall be reduced by the cash portion of the Security Deposit).  Tenant may also, at any time, replace any cash deposit with a Letter of Credit, in which case, Landlord shall immediately return the cash deposit to Tenant.  The “Letter of Credit” shall (a) be irrevocable and otherwise in form and substance reasonably satisfactory to Landlord; (b) permit multiple draws; (c) be issued by a commercial bank meeting the standards set forth below; (d) be in the face amount of the Security Deposit and name Landlord as a beneficiary; (e) be payable at sight upon presentment of a sight draft accompanied by a certificate of Landlord stating either that Tenant is in default under this Lease or that Landlord is otherwise permitted to draw upon such Letter of Credit under the express terms of this Lease, and the amount that Landlord is owed (or is permitted to draw) in connection therewith; and (f) expire not earlier than the forty-five (45) days following the expiration of the term of this Lease, provided however such Letter of Credit may expire one (1) year following date of issuance but in such case, unless the original Letter of Credit is renewed (whether automatically or otherwise), Tenant shall deliver a replacement Letter of Credit and subsequent replacement Letters of Credit not less than thirty (30) days prior to the expiration of any existing Letter of Credit so that the original Letter of Credit or a replacement thereof (each of whose expiration date shall be not earlier than one year from issuance) shall be in full force and effect throughout the term of this Lease and for a period of at least forty-five (45) days thereafter.  Tenant shall maintain the Letter of Credit in the amount of the Security Deposit and shall deliver to Landlord any replacement Letter of Credit not less than thirty (30) days prior to the expiration of the then current Letter of Credit.  Notwithstanding anything in this Lease to the contrary, any grace period or cure periods which are otherwise applicable under Section 8.1 hereof, shall not apply to any of the foregoing, and, specifically, if Tenant fails to comply with the requirements of subsection (f) above and if such failure continues for more than two (2) Business Days after delivery to Tenant of notice from Landlord, or if Tenant shall fail to maintain the Letter of Credit in the full amount of the Security Deposit after any draw thereon, Landlord shall have the immediate right to draw upon the Letter of Credit in full and hold the proceeds thereof as a cash security deposit.  Each Letter of Credit shall be issued by a commercial bank that has a credit rating with respect to certificates of

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deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation.  If the issuer’s credit rating is reduced below P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of the issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute Letter of Credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute Letter of Credit within ten (10) Business Days after Landlord’s demand therefor (with no other notice, or grace or cure period being applicable thereto) shall entitle Landlord immediately to draw upon the existing Letter of Credit in full, without any further notice to Tenant, and hold the proceeds thereof as a cash Security Deposit.  Landlord may use, apply or retain the proceeds of the Letter of Credit to the same extent that Landlord may use, apply or retain any cash security deposit, as set forth herein.  If Landlord is authorized by the express terms of this Lease to draw on the Letter of Credit, Landlord may draw on the Letter of Credit, in whole or in part, at Landlord’s election.  If Landlord draws against the Letter of Credit, Tenant shall, within five (5) days after notice from Landlord, provide Landlord with either an additional Letter of Credit in the amount so drawn or an amendment to the existing Letter of Credit restoring the amount thereof to the amount initially provided

If the Fixed Rent or Additional Rent payable hereunder shall be overdue and unpaid, or Tenant shall fail to perform any of the terms of this Lease, then Landlord may, at its option and without notice or prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply the entire Security Deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Fixed Rent, Additional Rent or other sums or loss or damage sustained by Landlord due to such breach by Tenant; and Tenant shall forthwith upon demand restore the Security Deposit to the amount stated in Section 1.1.

No later than forty-five (45) days after expiration or earlier termination of the term, Landlord shall return the Letter of Credit and any remaining cash Security Deposit to Tenant.

Article 5

Landlord’s Covenants

5.1Affirmative Covenants.  Landlord shall, during the term of this Lease provide the following:

5.1.1Mechanical Yard.  Landlord shall maintain the mechanical yard on the Property.

5.1.2Cleaning; Water.  Landlord shall provide cleaning, maintenance and landscaping to the Common Areas and the outside areas of the Property and provide cleaning and routine maintenance and repair of the Premises (excluding any areas not devoted to general office space) and stocking of lavatory supplies, all in accordance with standards generally prevailing throughout the term hereof in comparable buildings in the Torrey Pines market area of San Diego; and provide a connection for the supply of water and electrical power.

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The removal, disposal, or destruction of all Excepted Waste generated by Tenant or from the Premises during the term shall be exclusively the responsibility of Tenant under all circumstances, and their disposal shall not become the obligation of Landlord for any reason. All such disposals of Excepted Waste shall comply with all applicable laws.  Tenant agrees that Excepted Waste will be disposed of separately from the trash that is removed by Landlord.  Tenant also agrees that Tenant will not mix or place Excepted Waste in regular trash containers.

“Excepted Waste” is

(a)any waste that is generated in the diagnosis, treatment, or immunization of human beings or animals, in research pertaining thereto, or in the production or testing of biologicals,

(b)any waste, device, instrument or item that comes in contact with bodily fluids, including, but not limited to, bandages, swabs, gauze, sponges, wraps, pads, paper, plastic, sutures, needles, scalpels, blades, or syringes,

(c)any medical device or paraphernalia that is utilized to treat any patient or other person for any medicinal, medical, diagnostic or therapeutic reason or purpose,

(d)any material of any type or nature whatsoever that is radioactive to any degree, whether as the result of its manufacture, use or application or any device, instrument or item that emits radiation,

(e)any waste that is considered a regulated medical waste, including, but not limited to, bio-hazardous waste or infectious waste, under any applicable laws, or

(f)any device, instrument or item that has become infected, contaminated, diseased, or otherwise exposed to harmful, contagious, or communicable organisms, bacteria, or other life form.

5.1.3Repairs.  Except as otherwise expressly provided herein, Landlord shall, as part of Operating Costs, to the extent permitted, make such maintenance, repairs and replacements to the roof, exterior walls, floor slabs and other structural components of the Building, and to the common areas and facilities of the Complex and all base building hot water, HVAC and life safety systems (including fire and other life safety systems) as may be necessary to keep them in good order, repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Subsection 6.1.3 hereof.  Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Tenant hereby waives and releases its right to make repairs at Landlord's expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

5.1.4Access to Building.  Landlord shall not interfere with Tenant’s and its agents’ and employees’ access to the Premises and the parking areas on a “24/7” basis.

5.1.5Hazardous Materials.  So long as the condition requiring removal or remediation of Hazardous Materials (as defined in Section 6.2.8) is not caused by Tenant or any

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party for which Tenant is responsible, Landlord shall, in a manner that complies with all applicable Environmental Laws (as defined in Section 6.2.8), remove and dispose of any Hazardous Materials, and perform all remediation of the Premises and Property necessary to cause the Property to comply in all material respects with Environmental Laws.  Landlord shall indemnify and defend Tenant from any third party tort claims and any liability for fines or penalties arising from a breach by Landlord of the forgoing obligation including but without limitation any liability for costs of removing or remediating Hazardous Materials which Landlord is obligated to remove or remediate pursuant to this paragraph.

5.2Interruption.  Except as expressly provided herein, Landlord shall have no responsibility or liability to Tenant for failure, interruption or unavailability of any services, facilities, utilities, repairs or replacements or for any failure or inability to provide access or to perform any other obligation under this Lease to the extent caused by breakage, accident, fire, flood or other casualty, strikes or other labor trouble, order or regulation of or by any governmental authority not in effect on the Commencement Date, unusually inclement weather, inability to obtain or shortages of utilities, supplies, labor or materials, war, civil commotion or other emergency, transportation difficulties or due to any wrongful act or neglect of Tenant or Tenant’s servants, agents, employees or licensees or for any other cause, and in no event shall Landlord be liable to Tenant for any indirect or consequential damages suffered by Tenant due to any such failure, interruption, inadequacy, defect or unavailability; and failure or omission on the part of Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

Landlord reserves the right to deny access to the Building and to interrupt the services of the HVAC, plumbing, electrical or other mechanical systems or facilities in the Building when necessary from time to time by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary, until such repairs, alterations, replacements or improvements shall have been completed.  Landlord shall use reasonable efforts to minimize the duration and effect of any such interruption and to give to Tenant at least three (3) days’ notice if service is to be interrupted, except in cases of emergency.  Except in the cases of emergency or as may be required by law or regulation, Landlord shall schedule and cause all such work to be performed during non-business hours.

Landlord shall use all reasonable efforts to minimize the duration of any interruption of any services or repairs to be performed or provided by Landlord.  Notwithstanding the foregoing, if due to Landlord’s default, (i) the Premises or any portion thereof are unusable by Tenant for a period of more than five (5) consecutive Business Days (or twenty-one (21) days in any calendar year) following notice from Tenant complying with the last sentence hereof due to the failure by Landlord to perform any maintenance or repairs which Landlord is obligated to perform pursuant to Section 5.1.4, and (ii) Tenant shall, concurrently with the giving of such notice, discontinue use of the Premises or the portion thereof which is unusable as a result (other than for purposes such as storage, salvage, security or retrieval of property), then as Tenant’s sole remedy (other than rights of equitable relief, the right of termination hereinafter provided (if applicable) and the exercise of such rights, if any, as may be provided in Section 8.9 hereof) the Fixed Rent and

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Additional Rent on account of Taxes and Operating Costs shall be equitably abated for such portion of the Premises rendered unusable for the period commencing on the expiration of the applicable period and ending on the date that the Premises (or such portion) is rendered usable.  If more than fifty percent (50%) of the Premises is rendered unusable and if Tenant shall vacate the entire Premises, then the aforesaid abatement shall be a full abatement.  In addition, if Tenant is entitled to a full abatement hereunder for a period in excess of one hundred and eighty (180) consecutive days, and if Tenant shall have discontinued the conduct of business in the entire Premises during all of such abatement period, Tenant thereafter shall have the right to terminate the term of this Lease by giving notice of such election to Landlord at any time before Landlord shall have remedied the condition giving rise to such abatement.  Any notice from Tenant pursuant to the first sentence of this paragraph shall expressly state that the failure of Landlord to cure any claimed default timely shall give rise to Tenant’s rights of rent abatement and/or termination.

5.3Parking.  During the term of this Lease, Landlord shall make available to Tenant and its employees, contractors and invitees, at no additional charge, for their exclusive use (other than use by Landlord or its agents or contractors of up to two (2) spaces in performing its obligations under this Lease or exercising its rights hereunder) all of the striped parking spaces at the Property, and such parties may also use up to fifty (50) additional parking spaces at the 3040 Building for a total of two hundred twenty-six (226) spaces at all times (in the aggregate at both the Property and the 3040 Building).  All spaces at the 3040 Building to which Tenant shall be entitled shall be unreserved and available on a first-come, first-served basis. Tenant may not allow any parties, other than its employees, contractors and any invitees to the Premises, rights to use any of the parking spaces to which Tenant is entitled hereunder.  Tenant acknowledges that Landlord is not required to provide any security or security services for any of the parking facilities.

5.4Indemnification.  Subject to the provisions of Section 4.4.3 and the last sentence of Section 10.5, and to the extent not described in clause (i) of Section 6.1.5, Landlord shall defend and indemnify Tenant and its directors, officers, agents and employees against and from any and all claims, demands, causes of action, fines or penalties, damage, liabilities, judgments and expenses (including, without limitation, attorneys’ fees) or penalties asserted on account of bodily injury or damage to the property (excluding damage to the property of any subtenant or assignee of Tenant) arising out of the  negligence or other wrongful conduct of Landlord or its agents (including property managers), contractors or employees during the term of this Lease.  In case of any action or proceeding brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Tenant.

5.5Landlord’s Insurance.  At all times during the term, Landlord, as part of the Operating Costs, shall, so long as available at commercially reasonable rates and terms keep in full force and effect (i) standard form so-called extended coverage property insurance on the Building, in an amount not less than the full replacement value thereof (subject to customary deductibles and excluding footings and foundations and any leasehold improvements performed by tenants but including Tenant’s Work), and (ii) any combination of commercial general liability insurance policy (or an equivalent), excess liability policy and/or umbrella liability policy in the amount of Five Million Dollars ($5,000,000) combined single limit (on an

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occurrence basis, including broad form contractual liability, bodily injury and property damage) for injury to, or death of, one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence.

5.6Estoppel.  Landlord shall, within twenty (20) days following written request by Tenant, execute and deliver to Tenant a statement confirming, (i) the Commencement Date, (ii) whether or not this Lease is in full force and effect, (iii) the amendments to this Lease, if any, (iv) the dates to which the Fixed Rent and Additional Rent and other charges have been paid, and (v) whether, to the actual conscious knowledge of the individual executing the same on behalf of Landlord, without inquiry, any default by Tenant then exists.  Any such statement delivered pursuant to this subsection may be relied upon by any prospective lender, assignee or subtenant of Tenant to whom such statement is addressed.

Article 6

Tenant’s Additional Covenants

6.1Affirmative Covenants.  Tenant shall do the following:

6.1.1Perform Obligations.  Tenant shall perform promptly all of the obligations of Tenant set forth in this Lease; and pay when due the Fixed Rent and Additional Rent and all other amounts which by the terms of this Lease are to be paid by Tenant.

6.1.2Use.  Tenant shall, during the term of this Lease, use the Premises only for office use for research and development and ancillary uses for (i) a cadaver lab and (ii) uses related to office purposes to the extent permitted by applicable zoning and other laws and from time to time, procure and maintain all licenses and permits necessary therefor and for any other use or activity conducted by Tenant at the Premises, at Tenant’s sole expense.  Landlord makes no express warranty or representation, and disclaims any implied warranty or representation, that the Permitted Uses are consistent or in compliance with any zoning or other land use ordinance, code or regulation.  Tenant acknowledges that it has performed such investigation as it deems appropriate to satisfy itself that the Premises are suitable for its purposes; and no limitation on the uses permitted by law shall entitle Tenant to an abatement of rent, nor release Tenant from the prompt compliance with any of its obligations under this Lease.  Tenant shall comply with the requirements recited in Exhibit F.  Landlord and Tenant shall, from time to time, provide to the other the name and contact information for a representative of such party with whom issues relating to sustainability and energy use may be communicated.  Such issues may include, but not be limited to, retrofitting projects, building issues, energy efficiency upgrades and data access.

6.1.3Repair and Maintenance and Janitorial Service.  Subject to Landlord’s obligations under this Lease, Tenant shall, during the term of this Lease, maintain the Premises in neat and clean order and condition and perform all repairs to the Premises and all fixtures, systems, and equipment therein (including Tenant’s equipment and other personal property and any HVAC Equipment serving the Premises) as are necessary to keep them in good working order and condition, reasonable use and wear thereof, condemnation, damage caused by Landlord or its employees or contractors and damage by fire or by casualty excepted and shall

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replace any damaged or broken glass in windows and doors of the Premises (except glass in the exterior walls of the Building) with glass of the same quality as that damaged or broken unless damaged or broken by Landlord.

Tenant shall, at its expense, keep in force contracts for janitorial services for the cadaver lab and any other portions of the Premises not to be cleaned by Landlord pursuant to Section 5.1.2 with a janitorial services provider reasonably acceptable to Landlord adequate to cause those areas to be cleaned in accordance with standards for similar space.

6.1.4Compliance with Law.  Tenant shall, during the term of this Lease, make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority if required due to Tenant’s specific use of the Premises (as opposed to general office, lab and scientific uses) or out of any work performed by Tenant’ and comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises or other portions of the Property due to Tenant’s specific use of the Premises (as opposed to general office, lab and research and development uses) or out of any work performed by Tenant.

6.1.5Indemnification.  Subject to the provisions of Section 4.4.3, Tenant shall neither hold, nor attempt to hold, Landlord or its employees or Landlord’s manager or its employees liable for, and Tenant shall indemnify and hold harmless Landlord, Landlord’s agents and their employees from and against, any and all demands, claims, causes of action, fines, penalties, damage, liabilities, judgments and expenses (including, without limitation, attorneys' fees) to the extent incurred or arising from:  (i) any occurrence in, or the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming under Tenant; and (ii) any damage to any property (excluding any property of Landlord) or death, bodily or personal injury to any person occurring in or about the Premises, to the extent caused by the negligence of Tenant or any person claiming under Tenant, or the contractors, employees, invitees or visitors of Tenant or any such person.  If any action or proceeding is brought against Landlord or its employees by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same, at Tenant's expense, with counsel reasonably satisfactory to Landlord.  Notwithstanding the foregoing in no event shall this Section 6.1.5 require Tenant to indemnify, hold harmless or defend Landlord or its employees against any loss, cost, damage, liability, claim, or expense to the extent arising out of the negligence or willful misconduct of Landlord or its employees or Landlord’s agents or their employees, managers or contractors.

6.1.6Landlord’s Right to Enter.  Tenant shall, during the term of this Lease, permit Landlord and its agents and invitees to enter into the Premises to show the Premises to prospective lessees (during the last year of the term only), lenders, partners and purchasers and others having a bona fide interest in the Premises, and to make such repairs, alterations and improvements required by this Lease and to inspect the Premises, and, during the last six (6) months prior to the expiration of this Lease, to keep affixed in suitable places notices of availability of the Premises.  Except in instances posing an imminent threat to life or property, Landlord shall give Tenant reasonable notice prior to making any entry onto the Premises, provided, however, such notice may be made by email. In exercising its rights hereunder, Landlord shall use reasonable efforts to minimize, to the extent practicable, any interference with

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the conduct of Tenant’s business; and a representative of Tenant may accompany any such entry by Landlord and shall be entitled to verify the identity of the individuals gaining access.

6.1.7Yield Up.  In addition to Tenant’s obligations under Section 6.2.10, Tenant shall, at the expiration or earlier termination of the term of this Lease, or upon any earlier reentry or retaking of possession of the Premises by Landlord and/or termination of Tenant’s right of possession and/or occupancy of the Premises, as applicable, surrender all keys to the Premises; remove all of its trade fixtures and personal property in the Premises; remove such installations, alterations, signs and improvements made (or if applicable, restore any items removed) by or on behalf of Tenant as Landlord may request, wherever located and repair all damage caused by such removal; terminate any licenses or governmental approvals Tenant shall have obtained that relate to the conduct of its business at the Premises; and vacate and yield up the Premises (including all installations, alterations, signs and improvements made by or on behalf of Tenant except as Landlord shall request Tenant to remove), broom clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease.  Notwithstanding the preceding provisions of this Section 6.1.7, Tenant shall properly cap or seal its wiring and cabling at each end, properly label such wiring and cabling for future use, and surrender such wiring and cabling in a good and safe condition on or before the earlier of (i) the expiration or earlier termination of the term of this Lease, or (ii) the date on which Tenant discontinues the use of such wiring and cabling, but shall not be required to remove such wiring and cabling, and Tenant shall not be required to remove such wiring and cabling or any other alterations made by it in the Premises if Tenant’s request for Landlord’s consent to make such alterations shall include a request for determination by Landlord as to whether Landlord shall require removal of such alterations at the end of the term and Landlord, at the time Landlord gives it consent thereto, shall not condition its consent on removal.  Further, Landlord shall not have the right to require removal of any of Tenant’s Work or any Tenant’s “work” as defined in Section 6.2.5 which is performed in compliance with this Lease except for (i) restoration to the condition existing as of the Date of this Lease of any area containing an internal stairwell (including restoration of flooring and removal of the stairs) and any area of the Building modified to accommodate a patio, and (ii) any alterations, installations or items that are not customary general office space improvements or which would have a demolition and/or removal (including repair or restoration of affected areas) cost that is materially in excess of the demolition and/or removal/restoration cost commonly associated with customary general office space improvements.  Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine.

6.1.8Rules and Regulations.  Tenant shall, during the term of this Lease, observe and abide by the Rules and Regulations of the Building set forth as Exhibit B, as the same may from time to time be reasonably amended, revised or supplemented (the “Rules and Regulations”).  Tenant shall further be responsible for compliance with the Rules and Regulations by the employees and visitors of Tenant.  The failure of Landlord to enforce any of the Rules and Regulations against Tenant, or against any other tenant or occupant of the Complex, shall not be deemed to be a waiver of such Rules and Regulations, but Landlord shall use reasonable efforts to enforce such Rules and Regulations against all tenants of the Complex in a nondiscriminatory manner, subject to such variances in application or enforcement as Landlord may elect in its good faith discretion.

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6.1.9Estoppel Certificate.  Tenant shall, within ten (10) Business Days’ following written request by Landlord, execute and deliver to Landlord a statement in form reasonably satisfactory to Tenant and Landlord in writing certifying that this Lease is unmodified and in full force and effect and that Tenant has no actual knowledge of any defenses, offsets or counterclaims against its obligations to pay the Fixed Rent and Additional Rent and to perform its other covenants under this Lease (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Fixed Rent and Additional Rent and other charges have been paid, and any other matter reasonably requested pertaining to this Lease.  Any such statement delivered pursuant to this subsection 6.1.9 may be relied upon by any prospective purchaser or mortgagee of the Property, or any prospective assignee of such mortgage, but shall not in any way modify this Lease.

6.1.10Landlord’s Expenses For Consents.  Tenant shall reimburse Landlord, as Additional Rent, promptly on demand for all actual and reasonable third party legal, engineering and other professional services expenses incurred by Landlord in connection with all requests by Tenant for consent or approval under Section 6.2.1 or 6.2.5 (excluding for clarity any request for approval of any Tenant’s Work).

6.1.11Financial Information.  Tenant shall, from and after the Date of this Lease and thereafter throughout the term of this Lease, provide Landlord with such information as to Tenant’s financial condition and/or organizational structure as Landlord or the holder of any mortgage of the Property requires, within fifteen (15) days of request; provided, however, that so long as stock or other securities issued by Tenant or its parent company are traded on a domestic national securities exchange and such filings have been timely and complete, such information shall be limited to public filings with the Securities and Exchange Commission plus any financials which Tenant or its parent maintains which apply to Tenant and are not consolidated with its parent.

6.1.12Data Obligations.  Only to the extent Tenant shall assume Landlord’s obligations with respect to the following as provided in the last sentence of Section 4.2, Tenant shall submit to Landlord, within thirty (30) days of request, but not more frequently than semi-annually, any waste management, recycling, energy and water consumption data readily available to Tenant, including usage and charges as they may appear on any utility bills received by Tenant, in a format and covering a period of time reasonably acceptable to Landlord.  Landlord shall provide such non-proprietary, current information relating to Property energy and water consumption, waste management and recycling as Landlord has readily available, within thirty (30) days of request by Tenant, not more frequently than semi-annually.

6.2Negative Covenants.  Tenant shall not do the following.

6.2.1Assignment and Subletting.  Tenant shall not assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest herein or sublease (which term shall be deemed to include the granting of licenses to occupy the Premises) all or any part of the Premises, whether voluntarily, involuntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, except as hereinafter provided.  Unless Tenant’s or its parent’s stock shall be traded on a domestic national securities exchange, any

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transfer in one or more related transactions of a controlling interest in Tenant to any party other than an Affiliate of Tenant shall be deemed to be an assignment of this Lease.  The term “controlling interest” shall mean possession, direct or indirect, of the power to direct or cause the direction of the management and policies, whether through ownership of voting securities, by contract or otherwise, or the power to elect at least 51% or more of the directors, managers, general partners or persons exercising similar authority as applicable.

Notwithstanding the foregoing, Tenant may, without the need for Landlord’s consent, but only upon not less than ten (10) days prior notice to Landlord (except that such notice may be given within ten (10) days thereafter if prior notice shall be prohibited by applicable laws or confidentiality agreements), assign its interest in this Lease (a “Permitted Assignment”) to (i) any entity which shall be a successor to Tenant or any Affiliate of Tenant either by merger, consolidation or similar transaction (a “Merger”) or to a purchaser, directly or indirectly, of all or substantially all of Tenant’s assets in either case provided the successor or purchaser shall have a tangible net worth, after giving effect to the transaction, of not less than the greater of the net worth of Tenant named in Section 1.1 as of the Date of this Lease or the net worth of Tenant immediately prior to such Merger or sale (the “Required Net Worth”) or (ii) any entity (an “Affiliate”) which is a direct or indirect subsidiary or parent (or a direct or indirect subsidiary of a parent) of the named Tenant set forth in Section 1.1, or any assignee whose identity has been consented to by Landlord following request therefor by Tenant, in either case of (i) or (ii) only so long as (I) in case of (i) only, the principal purpose of such assignment is not the acquisition of Tenant’s interest in this Lease (except if such assignment is made for a valid business purpose to an Affiliate) in order to circumvent the provisions of this Section 6.2.1, (II) except if pursuant to a Merger permitted by clause (i) above, Tenant shall provide Landlord with a fully executed counterpart of any such assignment, which assignment shall comply with the provisions of this Section 6.2.1 and shall include an agreement by the assignee in form reasonably satisfactory to Landlord, to assume all of Tenant’s obligations under this Lease from and after the date of the assignment and be bound by all of the terms of this Lease from and after the date of the assignment, (III) in the case of an actual or deemed assignment pursuant to clause (i), Tenant shall provide Landlord, not less than ten (10) days after any such assignment, evidence reasonably satisfactory to Landlord of the Required Net Worth of the successor or purchaser, and (IV) there shall not be a Default of Tenant on the effective date of such assignment.  Tenant shall also be permitted, without the need for Landlord’s consent, but only upon not less than ten (10) days prior notice to Landlord, to enter into any sublease (a “Permitted Sublease”) with any Affiliate provided that such sublease shall expire upon any event pursuant to which the sublessee thereunder shall cease to be an Affiliate.  Any assignment to an Affiliate shall provide that it may, at Landlord’s election, be terminated and deemed void if during the term of this Lease such assignee or any successor to the interest of Tenant hereunder shall cease to be an Affiliate; and no assignment shall be binding on Landlord unless Landlord shall have actual notice thereof.

Tenant may enter into arrangements relating to occupancy of portions of the Premises with physicians or other consultants with whom or which Tenant has a business relationship (independent of such occupancy) and such arrangements shall not be deemed subleases for purposes of the consent or profit-sharing provisions of this Section 6.2.1 so long as (i) no such agreement shall vest in any party any rights or interest in this Lease or the Premises, and (ii) the aggregate square footage subject to any such agreements shall not exceed fifteen percent (15%) of the Premises.

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In the event that Tenant shall enter into any sublease or assignment other than a Permitted Sublease or Permitted Assignment, Tenant shall, not later than thirty (30) days prior to the proposed commencement of such sublease or assignment, give Landlord notice thereof, identifying the proposed subtenant or assignee, all of the material terms and conditions of the proposed sublease or assignment and such other information as the Landlord may reasonably request.

Landlord shall not unreasonably delay, condition or withhold its consent to the applicable assignment or sublease, provided that, in addition to any other reasonable grounds for withholding of consent, Landlord may withhold its consent if in Landlord’s good faith and reasonable judgment:  (i) the proposed assignee or subtenant does not have a financial condition reasonably acceptable to Landlord; (ii) the business and operations of the proposed assignee or subtenant are not of comparable quality to the business and operations being conducted by the majority of other tenants in the Complex; (iii) the proposed assignee or subtenant is a business competitor of Landlord or is an affiliate of a business competitor of Landlord; (iv) the identity of the proposed assignee or subtenant is, or the intended use of any part of the Premises, would be, in Landlord’s determination, inconsistent with first-class office space or Landlord’s commitments to other tenants in the Building or any covenants, conditions or restrictions binding on Landlord or applicable to the Property; (v) at the time of the proposed assignment or subleasing Landlord is able to meet the space requirements of Tenant’s proposed assignee or subtenant by leasing available space in the Building to such person or entity and either (a) the proposed assignee or subtenant is a tenant or other occupant of the Building or any building in the Complex, or (b) the proposed assignee or subtenant is an entity, or is affiliated with any entity, which shall have entered into negotiation with Landlord for space in the Building or the Complex within the preceding twelve (12) months; or (vi) the use of the Premises or the Building by the proposed assignee or subtenant would cause the Building not to comply with applicable laws.

If this Lease is assigned or if the Premises or any part thereof are sublet (or occupied by any party other than Tenant and its employees) Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Fixed Rent and Additional Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Subsection 6.2.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Lease.

Any sublease of all or any portion of the Premises shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject or subordinate, that other than the payment of Fixed Rent and Additional Rent due pursuant to Sections 4.1, 4.2.1 and 4.2.2 or any obligation to the extent relating to those portions of the Premises which are not part of the subleased premises, the subtenant shall comply with and be bound by all of the obligations of Tenant hereunder, excluding any obligations (other than obligations  under Sections 4.4 and 6.1.5) that Tenant agrees to retain in the Sublease, that unless Landlord waives such prohibition, the subtenant may not enter into any sub-sublease, sublease assignment, license or any other agreement granting any right of occupancy of any portion of the subleased premises; and that Landlord shall be an express beneficiary of any such obligations,

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and that in the event of termination of this Lease or reentry or dispossession of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease (excluding any sublease to an Affiliate), and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any mortgagee of the Property, as holder of a mortgage or as Landlord under this Lease if such mortgagee succeeds to that position, shall (a) be liable for any act or omission of Tenant under such sublease prior to such attornment, (b) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, or (c) be bound by any previous modification of such sublease unless consented to by Landlord and such mortgagee or by any previous prepayment of more than one (1) month’s rent, (d) be bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof, (e) be required to account for any security deposit of the subtenant other than any security deposit actually received by Landlord, (f) be bound by any obligation to make any payment to such subtenant or grant any credits unless specifically agreed to by Landlord and such mortgagee, (g) be responsible for any monies owing by Tenant to the credit of subtenant or (h) be required to remove any person occupying the Premises or any part thereof; and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn.  To enable Landlord to confirm that any sublease which Tenant shall desire to enter into shall comply with the provisions of this Section 6.2.1 and/or otherwise be acceptable to Landlord, Tenant shall submit the final form of sublease to Landlord not less than thirty (30) days after its execution (or not less than thirty (30) days prior thereto where Landlord’s consent is required).  The provisions of this paragraph shall not be deemed a waiver of the provisions set forth in the first paragraph of this Subsection 6.2.1; and any breach of any obligation under this Lease by any subtenant of Tenant shall be attributable to Tenant and constitute a breach of this Lease by Tenant.

Tenant shall not enter into, nor shall it permit any person having an interest in the possession, use, occupancy or utilization of any part of the Premises to enter into, any sublease, license, concession, assignment or other agreement for occupancy of the Premises (i) which provides for rental or other compensation based on the income or profits derived by any person or on any other formula such that any portion of such sublease rental, or other consideration for a license, concession, assignment or other occupancy agreement, would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code or any similar or successor provision thereto, or (ii) under which fifteen percent (15%) or more of the total rent or other compensation received by Tenant is attributable to personal property and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffectual as a conveyance of any right or interest in the possession, use, occupancy or utilization of such part of the Premises.

No subletting or assignment shall in any way impair the continuing primary liability of the Tenant named in Section 1.1, and any immediate or remote successor in interest, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment.  The joint and several liability of Tenant named herein and any immediate and remote successor in interest (by assignment or otherwise) for the payment of Fixed Rent and Additional Rent, and the timely performance of all non-monetary obligations on Tenant’s part to

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be performed or observed, shall not in any way be discharged, released or impaired by any (a) agreement which modifies any of the rights or obligations of the parties under this Lease, (b) stipulation which extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease.  No assignment, subletting or occupancy shall affect the Permitted Uses.  Any subletting, assignment or other transfer of Tenant’s interest in this Lease in contravention of this Section 6.2.1 shall be voidable at Landlord’s option.

If the rent and other sums (including, without limitation, all monetary payments plus the reasonable value of any services performed or any other thing of value given by any assignee or subtenant in consideration of such assignment or sublease), either initially or over the term of any assignment or sublease (other than a Permitted Assignment or a Permitted Sublease), payable by such assignee or subtenant shall exceed the Fixed Rent plus Additional Rent called for hereunder (or in the case of a sublease of a portion of the Premises, shall exceed the Fixed Rent plus Additional Rent attributable to the space so sublet) (“Excess Rent”), Tenant shall pay fifty percent (50%) thereof to Landlord, as Additional Rent, monthly at the time for payment of Fixed Rent; however no such payment shall be due from Tenant until payment received by Tenant on account of Excess Rent shall have equaled Tenant’s Costs.  “Tenant’s Costs” mean (i) the cost of alterations or improvements made or reimbursed by Tenant to the Premises in order to consummate an assignment or to the portion of Premises that is subleased in order to consummate a sublease, (ii) reasonable brokerage commissions or fees paid on account of such sublease or assignment, and (iii) reasonable fees reimbursed by Tenant which have been incurred by the subtenant or assignee to move to the Premises, and (iv) reasonable attorneys’ fees incurred by Tenant with respect to such sublease or assignment, and Tenant shall provide substantiation of such Tenant Costs to Landlord within thirty (30) days of the commencement of such sublease or assignment.  Nothing in this paragraph shall be deemed to abrogate the provisions of this Subsection 6.2.1 and Landlord’s acceptance of any sums pursuant to this paragraph shall not be deemed a granting of consent to any assignment of the Lease or sublease of all or any portion of the Premises.

6.2.2Nuisance.  Tenant shall not commit any nuisance; nor make any use of the Premises which is in violation of any law or ordinance or which will invalidate the premiums for any of Landlord’s insurance; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3Floor Load; Heavy Equipment.  Tenant shall not place a load upon any floor of the Premises exceeding the lesser of the floor load capacity which such floor was designed to carry or which is allowed by law after giving effect to any reinforcements to such floor performed by Tenant.

6.2.4Electricity.  Tenant shall not connect to the electrical distribution system serving the Premises a total load exceeding the lesser of the capacity of such system or the maximum load permitted from time to time under applicable governmental regulations.

6.2.5Installation, Alterations or Additions.  Tenant shall not make any installations, alterations, or improvements (collectively and individually referred to in this

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paragraph as “work”) in, to or on the Premises without on each occasion obtaining the prior consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance.  Landlord’s approval shall not be unreasonably withheld or delayed with respect to work that does not affect the structural elements of the Building, equals or exceeds Building standards in quality, does not directly affect or require any modifications to the mechanical, electrical, plumbing, HVAC or life-safety systems of the Building, is not visible from outside of the Premises and shall not require Landlord to perform any work to the Property. All work to be performed to the Premises by Tenant shall (i) be performed in a good and workmanlike manner by contractors reasonably approved in advance by Landlord and in compliance with the provisions of Exhibit C and Exhibit E and all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws and in compliance with the U.S. Environmental Protection Agency’s Energy Star tenant space criteria, (ii) be made at Tenant’s sole cost and expense except for work for which Landlord’s Contribution shall be applied, and (iii) be free of liens and encumbrances and become part of the Premises and the property of Landlord (other than personal property, including equipment and fixtures) without being deemed additional rent for tax purposes, Landlord and Tenant agreeing that Tenant shall be treated as the owner of the work for tax purposes until the expiration or earlier termination of the term hereof, subject to Landlord’s rights pursuant to Section 6.1.9 to require Tenant to remove the same at or prior to the expiration or earlier termination of the term hereof and, to the extent Landlord shall make such election, title thereto shall remain vested in Tenant at all times.  Tenant shall pay promptly when due the entire cost of any work to the Premises so that the Premises, Building and Property shall at all times be free of liens, and, at Landlord’s request (which Landlord may only make if the cost of such work together with any related project shall cost in excess of $1,000,000 and shall be undertaken after the completion of Tenant’s Work, i.e. this requirement shall not apply to Tenant’s Work), Tenant shall furnish to Landlord a bond or other security reasonably acceptable to Landlord assuring that any such work will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrances that may arise out of such work.  Prior to the commencement of any such work, Tenant shall cause its general contractor to deliver to Landlord evidence that it and such subcontractors as Landlord may reasonably request shall maintain insurance as shall be reasonably required by Landlord.  Whenever and as often as any mechanic’s or materialmen’s lien shall have been filed against the Property based upon any act of Tenant or of anyone claiming through Tenant, Tenant shall within ten (10) days after notice from Landlord to Tenant take such action by bonding, deposit or payment as will remove or satisfy the lien.  Tenant shall, upon request of Landlord, execute and deliver to Landlord a bill of sale covering any work Tenant shall be required to surrender hereunder.  Without limiting the terms in this Section  6.2.5, upon Landlord’s obtaining knowledge of the commencement of any work in or to the Premises, Landlord shall be permitted to post a timely Notice of Non-Responsibility at the Premises, which shall also be recorded in the office of the Recorder of the County in which the Property is located, all in accordance with the terms of Sections 8444 and 8060 of the California Civil Code.  Upon the completion of any work in or to the Premises which together with any related project shall cost in excess of $100,000, Tenant shall cause a timely Notice of Completion to be recorded in the office of the Recorder of the County in which the Property is located in accordance with the terms of Section 8182 of the California Civil Code, and Tenant shall deliver to Landlord a conformed copy of such Notice of Completion.

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Tenant shall not, at any time, directly or indirectly, engage or employ any contractor, mechanic or laborer in the Premises, if such engagement or employment might reasonably be expected to interfere with the maintenance of a stable, harmonious and cooperative labor environment among all parties providing labor at the Complex.

6.2.6Abandonment.  Tenant shall not abandon (as defined in the California Civil Code) the Premises during the term.

6.2.7Signs.  So long as this Lease is still in full force and effect and the Conditions are met: (i) Tenant may, at its sole cost and expense (subject to Landlord’s Contribution), install and maintain a sign on the pylon adjacent to the entrance to the Property, and (ii) Tenant may, at its sole cost and expense (subject to Landlord’s Contribution), install and maintain a sign adjacent to the main entrance to the Building, and (iii) Tenant shall have the right, subject to applicable legal requirements, at Tenant’s sole cost and expense (subject to Landlord’s Contribution), to install and maintain a single building-mounted sign (hereinafter, “Tenant’s Sign”) on the top of the Building. The size, construction, location and design of Tenant’s pylon sign, Tenant’s entry sign and Tenant’s Sign shall be consistent with Landlord’s established sign criteria as provided to Tenant prior to the Date of this Lease and otherwise shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, Landlord may refuse to approve any sign that is not consistent with the architecture and general appearance of the Building and Property, will cause undue damage to the Building, or which is otherwise inconsistent with first-class office building signage. The content of any such signs shall be limited to Tenant’s name or trade name or business logo. Tenant, at its expense (subject to Landlord’s Contribution), shall obtain all permits and approvals required for the installation of any such signs prior to the installation thereof (but shall not be permitted to seek any zoning amendment or variance for Tenant’s Sign without Landlord’s consent, which may be withheld in Landlord’s sole discretion), and shall keep all such permits and approvals in full force and effect throughout the term. Tenant shall maintain all such signs in good condition. The installation, repair, maintenance and removal of all such signs shall be subject to the provisions of Section 6.2.5 of this Lease as if the area affected were part of the Premises and Landlord’s other reasonable requirements.  Prior to the expiration or earlier termination of the term of this Lease, Tenant shall remove all such signs (and all associated hardware) from the Property and shall restore the affected areas to the condition existing prior to installation.  Landlord agrees that, except as may be required by law, Tenant’s right to install signs at the Property shall be exclusive during the term of the Lease insofar as parties unrelated to Landlord or its manager or broker.  Tenant may install signage within the Building, including directory signage, without Landlord’s consent.

6.2.8Oil and Hazardous Materials.  Except as hereinafter provided, Tenant shall not dump, flush or otherwise dispose of any Hazardous Materials into the drainage, sewage or waste disposal systems serving the Premises or Property; nor generate, store, use, release, spill or dispose of any Hazardous Materials in or on the Premises or the Property, or transport any Hazardous Materials from the Premises to any other location in any manner that would require any reporting or filing of any notice with any governmental agency pursuant to any statutes, laws, codes, ordinances, rules or regulations, present or future, applicable to such Hazardous Materials.

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Tenant agrees that if it shall generate, store, release, spill, dispose of or transport to the Premises or Property any Hazardous Materials, it shall, at its sole cost and expense, do so in the manner provided by all applicable Environmental Laws (as hereinafter defined), regardless of when such Hazardous Materials shall be discovered.  Furthermore, Tenant shall pay any fines, penalties or other assessments imposed by any governmental agency with respect to any such Hazardous Materials and shall forthwith repair any damage to any portion of the Premises or Property which it shall cause in so removing any such Hazardous Materials.

Tenant agrees to deliver promptly to Landlord any notices, orders or similar documents received from any governmental agency or official concerning any violation of any Environmental Laws or with respect to any Hazardous Materials affecting the Premises or Property.  In addition, Tenant shall, within forty-five (45) days of receipt, accurately complete any reasonable questionnaires from Landlord or other reasonable informational requests relating to Tenant’s use, generation, storage and/or disposal of Hazardous Materials at, to, or from the Premises.

Tenant shall indemnify, defend (by counsel reasonably satisfactory to Landlord), protect, and hold Landlord free and harmless from and against any and all claims, or threatened claims, including without limitation, claims for death of or injury to any person or damage to any property, actions, administrative proceedings, whether formal or informal, judgments, damages, punitive damages, liabilities, penalties, fines, costs, taxes, assessments, forfeitures, losses, expenses, attorneys’ fees and expenses, consultant fees, and expert fees to the extent caused in whole or in part, by (i) Tenant’s use, storage, transportation, disposal, release, discharge or generation of Hazardous Materials to, in, on, under, about or from the Premises, or (ii) Tenant’s failure to comply with any Environmental Laws.  Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs (including, without limitation, capital, operating and maintenance costs) incurred in connection with any investigation or monitoring required under applicable Environmental Laws of site conditions, repair, cleanup, containment, remedial, removal or restoration work, or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith to the extent caused by Tenant’s use, storage, transportation, disposal, release, discharge or generation of Hazardous Materials to, in, on, under, about or from the Premises.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall not have any obligations or liabilities, including any obligations to indemnify, defend, protect, and hold Landlord free and harmless from, with respect to either (i) any Hazardous Materials existing in, on, under, about or from the Premises, the Property or the Complex prior to the Commencement Date which Tenant does not negligently release into the environment or occupiable space in the Building, or (ii) any Hazardous Materials brought in, on, under, about, from or to the Premises, the Property or the Complex by any parties other than Tenant, its assignees or subtenants, or their respective employees, contractors or invitees.

The term “Hazardous Materials” shall mean and include any oils, petroleum products, asbestos, radioactive, biological, medical or infectious wastes or materials, and any other toxic or hazardous wastes, materials and substances which are defined, determined or identified as such in any Environmental Laws, or in any judicial or administrative interpretation of Environmental Laws.

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The term “Environmental Laws” shall mean any and all federal, state and municipal statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or codes relating to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

6.2.9Hazardous Materials Documents.  Landlord acknowledges and agrees that neither Section 6.2.8 nor this Section 6.2.9 shall prohibit Tenant from operating its business for the Permitted Uses.  Tenant may operate its business and use Hazardous Materials in connection therewith (including materials used in research and development, materials used in the operation, maintenance and use of the building systems, materials used in the construction of any work, cleaning supplies, office supplies and equipment and petroleum products used in motor vehicles or equipment), so long as the use or presence of Hazardous Materials is conducted or monitored in accordance with Environmental Laws.  As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be used by Tenant at the Premises that is subject to regulation under any Environmental Laws, (b) a list of any and all approvals or permits from governmental authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of (i) notices of violations of Environmental Laws related to such Hazardous Materials and (ii) plans relating to the installation of any storage tanks to be installed in, on, under or about the Property (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all governmental authorities for any storage tanks installed in, on, under or about the Property by a Tenant Party for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”).  Tenant shall deliver to Landlord updated Hazardous Materials Documents (d) fifteen (15) days prior to the initial occupancy of any portion of the Premises or the initial placement of equipment anywhere at the Property, (e) if there are any material changes to the Hazardous Materials Documents, annually thereafter no later than December 31 of each year, and (f) thirty (30) days prior to the initiation by Tenant of any Alterations that involve any material increase in the types or amounts of Hazardous Materials other than materials normally used in construction activities.  For each type of Hazardous Material (other than materials typically used for office uses, including materials used in the operation, maintenance and use of the building systems, materials used in the construction of any work, cleaning supplies, office supplies and equipment and petroleum products used in motor vehicles or equipment) listed, the Hazardous Materials Documents shall include, to the extent applicable and reasonably available to Tenant, (g) the chemical name, (h) the material state (e.g., solid, liquid, gas or cryogen), (i) the concentration, (j) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (k) the use amount and use condition (e.g., open use or closed use), (l) the location (e.g., room number or other identification) and (m) if known, the chemical abstract service number.  Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any Hazardous Materials Documents containing information of a proprietary nature.  Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a

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person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Environmental Laws.  In the event that a review of the Hazardous Materials Documents shows non-compliance with this Lease or Environmental Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance.

6.2.10Exit Survey.  At least five (5) Business Days (and not more than sixty (60) days) prior to the expiration or earlier termination of the term of this Lease, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party reasonably acceptable to Landlord but only to the extent such an Exit Survey shall be customarily provided in connection with the turn-over of premises containing any facilities similar to those in the Premises.  The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards).  In addition, at least ten (10) days (and not more than sixty (60) days) prior to the expiration or earlier termination of the term of this Lease, Tenant shall provide Landlord with written evidence of all governmental releases required to be obtained by Tenant as a result of cessation of operations at the Premises in accordance with applicable Environmental Laws.  Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

Article 7

Casualty or Taking

7.1Termination.  In the event that the Premises or the Property, or any material part thereof shall be destroyed or damaged by fire or casualty, shall be taken by any public authority or for any public use or shall be condemned by the action of any public authority, then the term of this Lease may be terminated at the election of Landlord.  Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant by the date not later than ninety (90) days after the date of the taking or casualty (such ninetieth day being the “Casualty Notice Date”).  Notwithstanding anything to the contrary contained herein, Landlord shall not have the right to terminate this Lease and shall be required to repair the Premises and the Property (including parking areas located within other parts of the Complex) to the Required Condition so long as the estimated repair period does not exceed nine (9) months from the date of the damage or destruction and the damage or destruction is an event that is covered by insurance maintained or required to be maintained by Landlord.

In the event any material part of the Premises (which solely for purpose of this paragraph shall include the parking structure on the Property and other Tenant parking spaces and areas required for access to the Property and the Building) shall be destroyed or damaged or shall be made inaccessible or untenantable by fire or other casualty (and Landlord has not elected to terminate the term of this Lease pursuant to the preceding paragraph), then no later than the Casualty Notice Date, Landlord shall give Tenant a notice (the “Restoration Notice”) advising Tenant whether or not Landlord intends to restore the Premises, parking and access thereto to a

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condition substantially the same as existed immediately prior to such damage (subject to any modification required by then current laws, rules, regulations and ordinances and including Tenant’s Work, but excluding any other improvements to the Premises made by or on behalf of Tenant, the “Required Condition”) and if Landlord intends to so restore, of the time required to substantially complete such work, as reasonably estimated by an architect or general contractor selected by Landlord. If the Restoration Notice indicates either that (a) Landlord shall not restore to the Required Condition, or (b) the estimated time required for Landlord to attain the Required Condition shall exceed one hundred and eighty (180) days from the occurrence of such casualty damage or the number of days which as of the date of the casualty constitutes more than half of the then remainder of the term, whichever period is shorter, Tenant may elect to terminate the term of this Lease by giving notice to Landlord not later than thirty (30) days after the Restoration Notice. Tenant may also elect to terminate the term of this Lease by notice to Landlord if Landlord shall not have caused the restoration work to have been substantially completed on or before the date thirty (30) days after the date identified therefor in the Restoration Notice, subject to extension for force majeure events not exceeding ninety (90) days, whereupon the term of this Lease shall terminate thirty (30) days following the date of such notice, unless Landlord substantially completes such restoration work with such thirty-day period, in which case such notice of termination shall be a nullity.  If access to any spaces in the Property’s parking structure is temporarily (before restoration work which Landlord shall have committed to Tenant to perform is completed) affected and Landlord can provide Tenant an equal number of parking spaces elsewhere on the Complex, such condition shall be disregarded for purposes of this paragraph, insofar as Tenant’s termination right is concerned.

7.2Restoration.  If neither Landlord nor Tenant shall elect to so terminate, this Lease shall continue in force and an equitable proportion of the Fixed Rent and Additional Rent reserved, according to the nature and extent of the damages to the Premises and Tenant’s rights to parking shall be suspended or abated (i) for the remainder of the term with respect to any taking, or (ii) until the Required Condition is achieved.

7.3Award.  Irrespective of the form in which recovery may be had by law, all rights to seek reimbursement for damages or compensation to the Premises arising from fire or other casualty or any taking by eminent domain or condemnation (other than proceeds of any insurance attributable to Tenant’s property) shall belong to Landlord in all cases.  Tenant hereby grants to Landlord all of Tenant’s rights to such claims for damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time reasonably request.  Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

7.4Waiver of Statutory Provisions. The provisions of this Lease, including this Section 7, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Property, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties.

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Article 8

Defaults

8.1Default of Tenant.  The occurrence of any of the following shall constitute a default of this Lease by Tenant (collectively and individually, a “Default of Tenant”): (a) (I) If Tenant shall default in its obligations to pay the Fixed Rent or Additional Rent or any other charges or amounts under this Lease when due or shall default in complying with its obligations under Sections 4.4 or 6.1.11 of this Lease and if any such default shall continue for five (5) Business Days after notice from Landlord designating such default, or (II) if within thirty (30) days after notice from Landlord to Tenant specifying any default or defaults other than those set forth in clause (I) Tenant has not cured the default or defaults so specified, provided that, if not curable with reasonable diligence within thirty (30) days but curable within one hundred twenty (120) days and Tenant has exercised reasonable diligence to cure such failure, no Default of Tenant shall exist as long as Tenant shall in fact remedy such failure within such 120-day period; or (b) if any assignment shall be made by Tenant for the benefit of creditors and is not discharged within sixty (60) days; or (c) if a lien or other involuntary encumbrance shall be filed against Tenant’s leasehold interest due to Tenant’s acts, and shall not be discharged within sixty (60) days thereafter; or (d) if a voluntary petition shall be filed by Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect; or (e) if an involuntary petition under any of the provisions of any bankruptcy law or code shall be filed against Tenant and such involuntary petition shall not be dismissed within one hundred twenty (120) days thereafter; or (f) if a receiver shall be authorized or appointed to take charge of all or substantially all of the assets of Tenant and is not discharged within ninety (90) days; or (g) if Tenant dissolves or shall be dissolved or shall liquidate or shall adopt any plan or commence any proceeding, the result of which is intended to include dissolution or liquidation; or (h) if any order shall be entered in any proceeding by or against Tenant decreeing or permitting the dissolution of Tenant or the winding up of its affairs and is not discharged within ninety (90) days.  The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

8.2Remedies.  Upon the occurrence of any Default of Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(a)The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

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(b)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)The worth at the time of award of the amount by which the unpaid rent for the balance of what would have been the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant, all of which cost shall be amortized over the term of the lease with the new tenant and shall only be included in damages hereunder to the extent applicable to what would otherwise be the remaining term of this Lease; and

(e)At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 8.2.1 shall be deemed to be and to mean Fixed Rent and Additional Rent.  As used in Sections 8.2.1(a) and (b), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate.  As used in Section 8.2.1(c), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any Default of Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 8.2.1 and 8.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

If Landlord elects to terminate this Lease on account of any Default of Tenant, as set forth in this Section 8.2, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements.  In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant

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shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.  If Landlord is required by applicable laws to mitigate its damages under this Lease:  (i) Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space at the Property; (ii) Landlord will not be deemed to have failed to mitigate if Landlord leases any other portions of the Property before reletting all or any portion of the Premises; (iii) Landlord shall not be obligated to lease the Premises to a replacement tenant who does not, in Landlord’s good faith opinion, have sufficient financial resources to operate the Premises in a first‑class manner and to fulfill all of the obligations in connection with the lease as and when the same become due; and (iv) any failure to mitigate as required herein with respect to any period of time shall only reduce the Rent and other amounts to which Landlord is entitled hereunder.  To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the Default of Tenant.

8.3Remedies Cumulative.  Except as expressly provided otherwise in Section 8.2, any and all rights and remedies which Landlord may have under this Lease, and at law and equity (including without limitation actions at law for direct, indirect, special and consequential (foreseeable and unforeseeable) damages), for Tenant’s failure to comply with its obligations under this Lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.  Notwithstanding anything to the contrary in this Lease, Landlord hereby waives, and Tenant shall not be liable to Landlord for, any claim for special or consequential losses or damages (excluding, for purposes of clarity, damages to which Landlord may be entitled under Section 8.2, and excluding damages for breach of Sections 6.2.8-6.2.10) or punitive damages arising out of any breach of this Lease by Tenant; provided, however, (i) the foregoing waiver shall not apply to claims asserted by a third party for which Landlord may be liable as a result, in whole or part, of conduct constituting a breach by Tenant of any of the terms of this Lease, or claims arising due to breach of Tenant’s obligations under Sections 6.2.8-6.2.10, (ii) if Tenant fails to vacate and surrender possession of the Premises, in the condition required by this Lease, or to comply with its obligations under Section 6.2.10, within forty-five (45) days following the expiration or sooner termination of the term of this Lease, or (iii) if Tenant fails to

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comply with its obligations under Section 6.1.9 and Tenant fails to remedy such breach within three (3) Business Days following a Hard Copy Notice of default from Landlord, then Tenant shall be liable for all lost profits, loss of income, economic loss and other special or consequential losses or damages which Landlord may incur as a result of such breach.

8.4Landlord’s Right to Cure Defaults. At any time with or without notice, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Lease (provided Landlord shall not exercise such right until there is a Default of Tenant unless earlier action by Landlord is necessary to prevent injury or damage to persons or property, as determined by Landlord in good faith), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand, as Additional Rent, all such sums including reasonable attorneys fees, together with interest thereon at a rate (the “Default Rate”) equal to the lesser of six hundred basis points above the Prime Rate or the maximum rate allowed by law.  “Prime Rate” shall mean the annual floating rate of interest, determined on the first day of each calendar month and expressed as a percentage from time to time announced by Bank of America as its “prime” or “base” rate, so-called, or if at any time Bank of America ceases to announce such a rate, as announced by the largest national or state-chartered banking institution then having an office in the City of Boston and announcing such a rate.  If at any time neither Bank of America nor the largest national or state-chartered banking institution having an office in the City of Boston is announcing such a floating rate, “Prime Rate” shall mean a rate of interest, determined daily, which is two hundred basis points above the yield of 90-day U.S. Treasury Bills.

8.5Holding Over.  Any failure by Tenant to comply timely with its obligations under Section 6.1.9, as to all or any portion of the Premises, shall constitute a holding over of the entire Premises and be treated as a daily tenancy at sufferance at a rental rate equal to 150% of the sum of Fixed Rent plus Additional Rent on account of Operating Costs and Taxes in effect immediately prior to the expiration or earlier termination of the term (prorated on a daily basis) (except that for the first thirty (30) days of an such holding over such rental rate shall be 125%).  Tenant shall also pay to Landlord all damages, direct and/or consequential (foreseeable and unforeseeable), sustained by reason of any such holding over to the extent exceeding forty-five (45) days.  Otherwise, all of the covenants, agreements and obligations of Tenant applicable during the term of this Lease shall apply and be performed by Tenant during such period of holding over as if such period were part of the term of this Lease.

8.6Effect of Waivers of Default.  Any consent or permission to any act or omission shall not be deemed to be consent or permission by Landlord to any other similar or dissimilar act or omission and any such consent or permission in one instance shall not be deemed to be consent or permission in any other instance.

8.7No Waiver, etc.  The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be

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in writing signed by the party to be charged.  No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.8No Accord and Satisfaction.  No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

8.9Tenant’s Self-Help Remedies.  If Landlord defaults in the performance of any obligation on its part under Section 5.1 or 5.3 to such an extent that, despite the use of reasonable efforts to mitigate the effect of such default, Tenant is unable to use a material portion of the Premises for the operation of its business in the ordinary course, and Landlord shall not cure such default within thirty (30) days (or within such longer period as may be necessary if such cure cannot be completed within thirty (30) days, provided Landlord shall have commenced such cure within thirty (30) days and is diligently prosecuting such cure to completion) after notice thereof from Tenant complying with the provisions of the following paragraph then Tenant, at its option, may, subject to the provisions of the last paragraph of this Section 8.9 but in addition to Tenant’s remedy under Section 5.2 and its right to an action for specific performance of such obligation by Landlord, in a commercially reasonable fashion, cure such default for the account of Landlord. Any reasonable amount paid or any contractual liability reasonably incurred by Tenant in curing such Landlord default shall be deemed paid or incurred for the account of Landlord and provided there shall exist no Default of Tenant, Landlord agrees to reimburse Tenant therefor within thirty (30) days after Tenant gives Landlord notice thereof (which shall include appropriate documentation describing, in reasonable detail, any work or services provided by Tenant for the account of Landlord, together with supporting invoices therefor), and if Landlord shall fail to reimburse Tenant within such thirty-day period, said amount may together with interest thereon at the Default Rate (subject to the provisions of the following paragraph) be deducted by Tenant from the next or any succeeding payment of installments of Fixed Rent hereunder until the amount due has been paid in full; provided, however, that in no event shall Tenant be permitted to deduct as to any single monthly installment of Fixed Rent an amount in excess of twenty percent (20%) of each monthly installment.

Any notice given by Tenant pursuant to the first sentence of the preceding paragraph shall expressly state that the failure of Landlord to cure any such default timely shall give rise to Tenant’s right to cure pursuant to this Section 8.9.

If Landlord shall dispute the existence of a Landlord default, the effect on Tenant of such default, or the amount that Tenant shall claim to be due hereunder, Landlord may, at any time within the applicable 30-day period following notice from Tenant, by notice to Tenant and the nearest office of JAMS (or any other nationally recognized arbitration organization having an office near the San Diego metropolitan area, if the nearest JAMS office shall be materially further from San Diego, California) refer the dispute to arbitration.  The arbitration decision shall be binding on both Landlord and Tenant.  If arbitration shall be instituted, Tenant may not exercise its rights under this Section 8.9 unless and until there shall be an award in favor of Tenant.

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Tenant shall indemnify Landlord and hold it harmless from and against claims of tenants of the Complex for personal injury or damage to property arising out of Tenant’s exercise of its rights under this Section 8.9.

Article 9

Rights of Holders

9.1Rights of Mortgagees or Ground Lessor.  At the election of any Superior Lessor or Superior Mortgagee as hereinafter defined, and subject to the conditions set forth in the following paragraph, this Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or master lease, and all renewals, extensions, modifications and replacements thereof, and to all mortgages, which may hereafter affect the Building or the Property and/or any such lease, whether or not such mortgages shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and all consolidations of such mortgages.  In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, but subject to the condition set forth below, the lessor under any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination.  Any lease to which this Lease is subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest, at the time referred to, is herein called “Superior Lessor”; and any mortgage to which this Lease is subject and subordinate, is herein called “Superior Mortgage” and the holder of a Superior Mortgage is herein called “Superior Mortgagee”.

Tenant’s subordination of its leasehold interest under this Lease to any Superior Lessor or Superior Mortgagee shall be subject to and conditioned upon such Superior Lessor or Superior Mortgagee or the designee thereof or successor thereto (“Successor Landlord”) entering into an agreement with Tenant on such Successor Landlord’s commercially reasonable form or otherwise on a form containing commercially reasonable terms and conditions required by institutional lenders having loans secured by like properties which provides in substance that if any such Successor Landlord shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease and Successor Landlord shall recognize Tenant’s leasehold interest and possessory rights hereunder.  Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid.

9.2Representation.  Landlord represents that as of the Date of this Lease it holds fee title to the Complex and that no Superior Mortgage constitutes a lien thereon.

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Article 10

Miscellaneous Provisions

10.1Notices.  Except as may be expressly provided herein otherwise, all notices, requests, demands, consents, approval or other communications to or upon the respective parties hereto shall be in writing, shall be delivered by hand or mailed by certified or registered mail, return receipt requested, or by a nationally recognized so-called overnight service that provides a receipt for delivery such as Federal Express, United Parcel Service or U.S. Postal Service Express Mail and shall be addressed as follows:  If intended for Landlord, to the Original Address of Landlord set forth in Section 1.1 of this Lease with a copy to Landlord c/o The RMR Group LLC, 255 Washington Street, Suite 300, Newton, Massachusetts  02458, Attn:  Jennifer B. Clark (or to such other address or addresses as may from time to time hereafter be designated by Landlord by notice to Tenant); and if intended for Tenant, addressed to Tenant at the Original Address of Tenant set forth in Section 1.1 of this Lease until the Rent Commencement Date and thereafter to the Property (or to such other address or addresses as may from time to time hereafter be designated by Tenant by notice to Landlord).  Notices shall be effective on the date delivered to (or the first date such delivery is attempted and refused by) the party to which such notice is required or permitted to be given or made under this Lease.  Notices from Landlord may be given by Landlord’s Agent, if any, or Landlord’s attorney; and any bills or invoices for Fixed Rent or Additional Rent may be given by mail (which need not be registered or certified) and, if so given, shall be deemed given on the third Business Day following the date of posting, or email, but a “Hard Copy Notice” may only be given by one of the means set forth above, and not by email. Notices from Tenant may be given by Tenant’s Agent, if any, or Landlord’s attorney.

10.2Quiet Enjoyment; Landlord’s Right to Make Alterations, Etc.  Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

10.3Lease not to be Recorded; Press Releases.  Tenant agrees that it will not record this Lease.  Both parties shall, upon the request of either (and at the expense of the requesting party), execute and deliver a notice or short form of this Lease in such form, if any, as may be acceptable for recording with the land records of the governmental entity responsible for keeping such records for the City of San Diego.  In no event shall such document set forth the rent or other charges payable by Tenant pursuant to this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease.

Tenant shall not make or permit to be made any press release or other similar public statement regarding this Lease without the prior approval of Landlord, which approval shall not be unreasonably withheld; provided, however, that Tenant may make any such press release or other similar public statement as required by any applicable laws, ordinances, orders, rules or regulations, including the rules of any stock exchange, or to announce Tenant’s new location without such consent of Landlord so long as such press release or other public statement does not

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contain rental information or information relating to Landlord’s Contribution except to the extent required by applicable law.

10.4Transfer of Title; Limitation of Landlord’s Liability.  The term “Landlord”, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of Landlord’s interest in the Property, and in the event of any transfer or transfers of such title to said property, provided that the new owner of the Property assumes all of Landlord’s covenants and obligations thereafter arising under this Lease pursuant to a written assumption reasonably acceptable to Tenant, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease arising after the date thereof, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during and in respect of their respective period of ownership of such interest in the Property.

Tenant shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Complex (including, without limitation, Landlord’s interest in the income derived therefrom and sale, condemnation awards and insurance proceeds with regard thereto), and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability except to the extent of such interest.  Landlord and Tenant furthermore agree that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord or Tenant (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord or Tenant) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind against or with respect to any breach or default under this Lease by Landlord or Tenant.

10.5Landlord’s Default.  Landlord shall not be deemed to be in breach of, or in default in the performance of, any of its obligations under this Lease unless it shall fail to perform such obligation(s) and such failure shall continue for a period of thirty (30) days, or such additional time as is reasonably required to correct any such breach or default, after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged breach or default so long as Landlord shall diligently and continuously use all reasonable efforts to pursue remedy of any such breach.  Except as expressly provided in this Lease, Tenant shall have no right to terminate this Lease for any breach or default by Landlord hereunder and no right, for any such breach or default, to offset or counterclaim against any rent due hereunder except as expressly permitted by this Lease.  In no event shall Landlord ever be liable to Tenant, and Tenant hereby waives any claim against Landlord, for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Tenant from whatever cause.

10.6Notice to Mortgagee and Ground Lessor.  After Tenant receives notice from any party that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as part of the demised premises, no notice from Tenant to Landlord shall be effective

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unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor shall be treated as performance by Landlord.

10.7Brokerage.  Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than Savills, Inc. and Jones Lang LaSalle, and in the event of any brokerage claims or liens, other than by Savills, Inc. or Jones Lang LaSalle, against Landlord or the Property predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien.  Unless Landlord shall have entered into a separate agreement with Savills, Inc., Landlord shall pay all amounts due from it relating to this Lease pursuant to its agreement with Jones Lang LaSalle, which agreement provides for payment to Savills, Inc.

10.8Intentionally Deleted.

10.9Applicable Law and Construction.  This Lease shall be governed by and construed in accordance with the laws of the State of California and if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby.  Each party expressly acknowledges and agrees that the other has not made and is not making, and in executing and delivering this Lease, neither party is relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and which shall expressly refer to this Lease.  All understandings and agreements heretofore made between the parties are merged in this Lease and any other such written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other such written agreement(s) made concurrently herewith.  This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant.  The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.  The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and Tenant shall have no right to the Premises hereunder until the execution and delivery hereof by both Landlord and Tenant.  Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant.  Time is of the essence with respect to the exercise of any of Tenant’s rights under this Lease.  The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant.  This Lease may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. The exchange of executed copies of this Lease and of signature pages by email or other electronic means shall constitute effective execution and delivery of this Lease as to the parties and may be used in lieu of the original Lease for all purposes.  Signatures of the parties transmitted by email or other electronic means shall be deemed to be their original signatures for all purposes.

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10.10Prevailing Party Rights.  If Landlord or Tenant brings an action or proceeding in a court of law to enforce the terms hereof or declare rights hereunder, the Prevailing Party (as defined below) in any such proceeding shall be entitled to recover from the other party its reasonable attorneys' fees and costs, expert fees and costs and court costs.  The term “Prevailing Party” includes, without limitation, a party which substantially obtains or defeats the relief sought.  Landlord shall be entitled to attorneys' fees, costs, and expenses incurred in connection with the pursuit of remedies following the occurrence of a Default by Tenant, whether or not a legal action is subsequently commenced in connection therewith.

10.11Evidence of Authority.  Each person signing on behalf of Landlord or Tenant warrants and represents that she or he is authorized to execute and deliver this Lease and to make it a binding obligation of Landlord or Tenant.  Each of Landlord and Tenant represents and warrants that each individual executing this Lease on its behalf is authorized to do so on its behalf and that no consent or approval of any person or entity is necessary for the consummation by such party of this Lease that has not been obtained prior to the execution and delivery of this Lease.  Tenant shall deliver to Landlord a fully executed Secretary’s Certificate substantially in the form attached hereto as Exhibit D, contemporaneously with the execution of this Lease.

WITNESS the execution hereof under seal on the day and year first above written.

Landlord:

SNH Medical Office Properties Trust

By:	The RMR Group LLC, its agent

By:
Jennifer F. Francis
Executive Vice President

Tenant:

Surgalign Spine Technologies, Inc.

By:
Terry Rich
President and Chief Executive Officer

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EXHIBIT A-1

EXHIBIT B

RULES AND REGULATIONS

1.The sidewalks adjacent to the Building shall not be obstructed by Tenant.

2.Tenant shall not place objects against glass partitions, doors or windows which would be unsightly from the exterior of the Building.

3.Tenant shall return all keys to Landlord upon termination of Tenant’s lease.  Tenant shall not allow peddlers, solicitors or beggars in the Building and shall report such persons to the Landlord’s agent.

4.No bicycles, vehicles or animals (other than licensed service dogs) of any kind shall be brought into or kept in or about the Premises.

5.Tenant shall not engage or pay any employees of Landlord’s management company without approval from Landlord.

6.The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed and no sweepings, rubbish, rags, acid or like substance shall be deposited therein.  All damages resulting from any misuse of the fixtures shall be borne by Tenant.

7.Landlord reserves the right to establish, modify and enforce reasonable parking rules and regulations.

EXHIBIT C

ALTERATIONS REQUIREMENTS

A.General

1. All alterations, installations or improvements (“Alterations”) to be made by Tenant in, to or about the Premises, including any Alterations to be made prior to Tenant’s occupancy of the Premises for the Permitted Use, shall be made in accordance with the requirements of this Exhibit and with any additional requirements stated in the Lease.

2. All submissions, inquiries approvals and other matters shall be processed through Landlord’s Building manager or regional property manager.

3. Additional and differing provisions in the Lease, if any, will be applicable and will take precedence over the terms of this Exhibit.

B.Plans

1. Before commencing construction of any Alterations, Tenant shall submit for Landlord’s written approval either a description of the Alterations or drawings and specifications for the Alterations, as follows:

(i)

If applicable, Tenant shall submit drawings and written specifications (collectively, “Plans”) for all of Tenant’s Alterations, including mechanical, electrical and cabling, plumbing and architectural drawings. Drawings are to be complete, with full details and finish schedules, and shall be stamped by an AIA architect or engineer licensed in the state or district in which the Property is located.

(ii)

Tenant may submit a complete description of Tenant’s Alterations (including sketches or diagrams as necessary) in lieu of submitting Plans if the proposed Alterations meet all of the following criteria: (1) they are cosmetic in nature (e.g. painting, wallpapering, installation of floor coverings, etc.),  (2) they do not require a building permit, (3) they do not require work to be performed inside walls or above the ceiling of the Premises, and (4) they will not materially affect the structure or the mechanical, plumbing, HVAC, electrical or life safety systems of the Building (collectively, the “Building Systems”).

2. Landlord shall review the description or Plans submitted by Tenant (“Tenant’s Design Submission”) and notify Tenant of approval or disapproval. If Landlord disapproves Tenant’s Design Submission, Landlord shall specify the reasons for its disapproval and Tenant shall revise Tenant’s Design Submission to meet Landlord’s objections, and shall resubmit the same to Landlord as so revised until Tenant’s Design Submission is approved by Landlord. No approval by Landlord of Tenant’s Design Submission shall constitute a waiver of any of the requirements of this Exhibit or the Lease. Tenant shall not make any material changes to Tenant’s Design Submission after approval by Landlord, including changes required to obtain governmental permits, without obtaining Landlord’s written approval in each instance.

3. All mechanical, electrical, structural and floor loading requirements shall be subject to approval of Landlord’s engineers.

C.Selection of Contractors and Subcontractors

Before commencing construction of any Alterations, Tenant shall submit to Landlord the names of Tenant’s general contractor (the “General Contractor”) and subcontractors for Landlord’s approval. If Landlord shall reject the General Contractor or any subcontractor, Landlord shall advise Tenant of the reasons(s) in writing and Tenant shall submit another selection to Landlord for Landlord’s approval.

D.Insurance

Before commencing construction of any Alterations, Tenant will deliver to Landlord evidence of commercial general liability insurance from the general contractor and, if requested by Landlord, from the subcontractors, with coverage of at least $1,000,000 per occurrence and general aggregate.

E.Building Permit and Other Legal Requirements

1. Before commencing construction of any Alterations, Tenant shall furnish Landlord with a valid permit for the construction of the Alterations from the building department or other agency having jurisdiction in the municipality in which the Building is located (unless the Alterations are of a nature not requiring a building permit). If required by law, Tenant shall keep the original building permit posted on the Premises during the construction of the Alterations.

2. Tenant Design Submission, the Alterations, and the construction of the Alterations shall each be in compliance with (i) all applicable laws, codes, rules and regulations, including, without limitation, the Americans with Disabilities Act, state and local health department requirements, and occupational health and safety laws and regulations (and no approval of Tenant’s Design Submission shall relieve Tenant of this obligation or invest Landlord with any responsibility for ensuring such compliance), and (ii) all building permits, consents, licenses, variances, and approvals issued in connection with the Alterations. Tenant shall ensure that the General Contractor and all subcontractors have the requisite licenses to perform their work. Tenant shall procure all permits, governmental approvals, licenses, variances and consents required for the Alterations and shall provide Landlord with a complete copy thereof promptly upon receipt of same by Tenant.

F.Materials and Workmanship

1. All materials shall be new, commercial grade and of first-class quality or otherwise consistent with practices for similar improvements in similar buildings. Any deviation from these requirements will be permitted only if clearly indicated or specified on Tenant’s Design Submission and approved by Landlord.

2. Alterations shall be constructed in a professional, first-class and workmanlike manner, in substantial accordance with Tenant’s Design Submission.

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3. The General Contractor shall guaranty all materials and workmanship against defects for a period of not less than one (1) year from installation to the extent such guaranty is generally provided for similar projects and is available on commercially reasonable terms. Notwithstanding any limitations contained in such guaranty or in any contract, purchase order or other agreement, during the entire term of the Lease, Tenant shall maintain and repair, at Tenant’s cost, the Alterations in accordance with the terms of the Lease.

4. Alterations must be compatible with the existing Building Systems.

G.Prosecution of the Work

1. Elevator cabs shall be properly padded and no material or equipment shall be carried under or on top of elevators. If an operating engineer is required by any union rules, such engineer shall be paid for by Tenant.

2. If shutdown of risers and mains for electrical, HVAC, sprinkler or plumbing work is required, such work shall be supervised by Landlord’s representative at Tenant’s expense. No work will be performed in Building mechanical equipment rooms except under Landlord’s supervision.

3. Alterations shall be performed under the supervision of a superintendent, project manager or foreman of the General Contractor at all times.

4. All floors shall be protected from the construction process.

5. The General Contractor or HVAC subcontractor shall block off supply and return grilles, diffusers and ducts to keep dust from entering into the Building HVAC system and thoroughly clean all HVAC units in the work area at the completion of the Alterations.

6. Construction debris shall be removed from the construction area daily and the construction area shall be kept neat and reasonably clean at all times. All construction debris is to be discarded in waste containment provided by the General Contractor only. No material or debris shall be stored outside the Building except in trash containers without the prior written approval of the Landlord’s representative.

7. Landlord shall have the right to instruct the General Contractor to deliver to Landlord any items to be removed from the Premises during the construction of the Alterations excluding any items owned by Tenant.

8. Tenant, either directly or through the General Contractor, will promptly notify Landlord, in writing, of any material damage to the Building caused by the General Contractor or any subcontractors.  Such damage shall be repaired promptly.

9. Construction personnel shall use the restrooms located within the Premises only or facilities provided by the General Contractor.

10. Landlord shall have the right at reasonable times and with prior notice to Tenant to inspect the Alterations as the work progresses and to require Tenant to remove or correct any

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aspect of the Alterations that does not materially conform to Tenant’s Design Submission approved by Landlord.  Tenant shall pay Landlord’s reasonable charges for such supervision and inspection if any corrective action of Tenant shall be required as a result.

H.Documents to Be Furnished to Landlord Upon Completion of Tenant’s Work

1. Within fifteen (15) days (or such longer period as may be reasonably necessary) after construction of the Alterations has been completed, except for so-called punch list items, Tenant shall furnish Landlord with the following documents but only to the extent such documents are typically required for similar alterations in San Diego County:

(i)	record “as built” drawings in paper and electronic (CADD) format showing all of the Alterations as actually constructed for all portions of the Alterations for which drawings were submitted;
(ii)	if Plans for the Alterations were prepared by an architect, a written certification from the architect confirming that the Alterations were completed substantially in accordance with the Plans;
(iii)	full and final lien waivers and releases executed by the General Contractor and all subcontractors and suppliers, in the form required under California Civil Code Section 8138;
(iv)	if the Alterations include any HVAC work, a properly executed air balancing report signed by a professional engineer showing that the HVAC system is properly balanced for the season;
(v)	copies of all warranties and guarantees received from the General Contractor, subcontractors and materials suppliers or manufacturers;
(vi)	copies of all maintenance manuals, instructions and similar information pertaining to the operation and maintenance of equipment and fixtures installed in the Premises as part of the Alterations;
(vii)

a copy of a Notice of Completion for the Alterations, which has been recorded in the office of the recorder in the county where the Property is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute;  and

(viii)	a copy of the certificate of occupancy or amended certificate of occupancy for the Premises.

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EXHIBIT D

SECRETARY’S CERTIFICATE

I,                           , the duly elected and acting Secretary of                 , a              corporation (the “Corporation”), hereby certify that:

(A) at a meeting of the board of directors of the Corporation held on                  in accordance with law and the Bylaws of the Corporation the following resolutions were duly adopted:

VOTED:

a.To approve a lease of approximately          square feet of space for terms of        years with respect to                                in the building commonly known as                      in                        , which lease grants the Corporation an option to extend the term for ___________ terms of            years each, substantially in the form of the draft presented at this meeting, a copy of which shall be placed on file in the office of the [Secretary/Clerk] and be incorporated by reference in this vote;

a.To authorize                            and                                        , or any one of them (each hereinafter referred to as a “Signatory”), to execute and deliver in the name and on behalf of the Corporation the above‑described lease and to execute and deliver all other documents, agreements and instruments, including, without limitation, notices of lease, and to take all other actions with respect to the foregoing which any Signatory, in such Signatory’s discretion, shall determine to be necessary or appropriate to effect or secure the transactions contemplated herein, the execution and delivery of any of the foregoing or the taking of any such action to be conclusive evidence of such Signatory’s determination and of the Signatory’s authority so to do granted by this vote;

(B) as of this date the following individuals are duly elected and qualified officers of the Corporation holding at this date, the offices specified next to their names and the signature next to each such name is such individual’s true signature.

NAME	OFFICE	SIGNATURE

(C) The form of lease attached to this Certificate is the form referred to in the foregoing vote.

(D) The resolutions set forth above are unmodified and continue to be in full force and effect and the Corporation has adopted no other resolutions in respect of the subject matter thereof.

In witness whereof, I have hereunto set my hand and affixed the seal of the Corporation this      day of            , 20__.

Secretary

EXHIBIT E

LEED Requirements

1.Tenant agrees to provide to Landlord, no less than quarterly, information showing Tenant’s monthly energy and water consumption data and monthly waste and recycle volumes in connection with Tenant’s use of the Premises, to be used by Landlord for purposes of monitoring and improving building efficiencies, and pursuant to reporting requirements of the USGBC, Energy Star and other sustainability reporting programs.  From time to time, Landlord may require that Tenant disclose employee commuting methods and complete and return promptly tenant satisfaction surveys.  Tenant shall not be required to prepare or furnish any information that is not otherwise maintained by Tenant in the ordinary course of business.

2.Plumbing Fixtures.  For new installations and whenever plumbing fixtures are being replaced, Tenant shall install fixtures according to the following specifications or code minimum requirements, whichever is more stringent:

(a)Water closets with a flush volume not to exceed 1.28 gallons per flush and be WaterSense labelled for tank-type fixtures.

(b)Urinals not to exceed 0.125 gallons per flush and be WaterSense labelled.

(c)Lavatory faucets with a flow rate not to exceed 0.35 gallons per minute.

(d)Break room and kitchen type faucets with a flow rate not to exceed 1.5 gallons per minute.

(e)Showerheads with a flow rate not to exceed 1.5 gallons per minute and be WaterSense labelled.

3.Appliances.  All Tenant installed dishwashers, ice makers and refrigerators shall be Energy Star certified.

4.Lighting.  For new lighting system installation and whenever lighting systems are being replaced, Tenant shall install lighting systems that are at least 15% more efficient than ASHREA 90.1-2010 requirements on a watt per square foot basis or meet the minimum code requirements, whichever is more stringent.

5.Refrigerants.  For new installations of HVAC equipment and any other equipment that contains more than 0.5 pounds of refrigerant, Tenant shall install mechanical cooling equipment free of ozone depleting substances.  No use of CFC-based refrigerants is permitted.  Tenant is not permitted to install fire suppression systems with CFCs or HCFCs.

6.Ongoing Consumables Recycling.  Tenant agrees to recycle the following items:  (i) Paper; (ii) Cardboard; (iii) Plastics; (iv) Aluminum Cans/Metals; and (v) Glass.  Additionally, Tenant will have access to the Base Building’s battery and electronic waste recycling programs.

7.Ventilation.  Mechanical ventilation systems must be designed using the ventilation rate procedure as defined by ASHRAE 62.1-2010.  Meet the minimum requirements of Sections 4 through 7 of ASHRAE Standard 62.1-2007, Ventilation for Acceptable Indoor Air Quality (with errata but without addenda) or meet the minimum code requirements, whichever is more stringent.

8.Smoking.  Smoking is prohibited within the Building and within 25 feet of entries, outdoor air intakes, and operable windows.

9.CO2 Sensors.  Tenant shall install monitor CO2 concentrations within all densely occupied spaces, those spaces having more than 25 occupants per 1,000 square feet.

10.Cross-Contamination Prevention.  Tenant shall design exhaust system of each space where hazardous gases or chemicals may be present using a minimum 0.50 cfm per square foot rate and provide self-closing doors and deck-to-deck or hard-lid ceiling.

EXHIBIT F

Landlord’s Work

See attached.

BUILDING SHELL DEFINITION

3030 Science Park Drive, San Diego, CA 92121

GENERAL BASE BUILDING INFORMATION

Square Footage

3030:	94,457 RSF

PROJECT DATA

Item	3030 Building
Delivery Condition	Cold Shell
Construction Type	Type V-A Fully Sprinklered
Number of Stories	3 over subterranean parking
Control Areas	Up to code maximum
Floor to Floor Height	12’-6” all floors
Structural Loading	Allowable Floor Loading 80-125psf
Shipping/Receiving	Grade Level (Level 1)

All systems and the building are provided as-is serving a cold shell condition. Connectivity and further modifications shall be incorporated into the Tenant Improvements

DESIGN

Design, grading permits, construction permits, and all associated fees in connection with the core and shell are included in the Landlord Improvements.

SITE WORK

A. All site redevelopment scope including asphalt paving where applicable, curb and gutter, concrete walkways, parking deck/garage in its as-is condition, landscaping, storm drains, exterior lighting including code required egress lighting, and any code required ADA parking or path of travel to the right of way will be provided with the building shell.  Outdoor furnishings will be provided at the 3040 amenities areas and at select locations on the site.

B. All existing server, gas, water, and electrical services as follows:

1.	Fire Service

3030: 1 (one) 6” service

2.	Sanitary Sewer

3030: 1 (one) 4” and 2 (two) 6” mains

3.	Industrial Waste – branch tee off of sanitary main to a sampling port stubbed into the building for future connection of Tenant Improvement branch lines and fixtures.

4.	Domestic Water

3030: 1 (one) 4” main service and 1 (one) 2-1/2” main service (capped and not used)

5.	Natural Gas

3030: One 3-inch service and meter

6.	Electrical

3030: 480/277V, 3 phase 4000A

7.	Landscape: irrigation service and associated meter(s) or backflow devices tied into campus service.
8.	Low Voltage 2 ea - 4” underground conduit raceways for incoming cabling from communication utility providers and additional conduits interconnecting the buildings.

APPLICABLE CODES

The shell condition deliverable of the project was designed to comply with all applicable Codes and Regulations, enforced by the Authority Having Jurisdiction (AHJ), that were in effect on 26 November 2019.

SHELL OUTLINE SPECIFICATIONS

BUILDING ENVELOPE

The building envelope will be in compliance with the applicable energy standards.

BUILDING SKIN

New aluminum curtainwall with insulated high performance low ‘E’ glass and curved vertical accent fins.

STAIRWAYS

Existing exit stairs to remain.

RESTROOMS

New restrooms, and their associated utilities, are to be installed as part of the Tenant Improvements.

COMMON AREAS

The main lobby will be provided in its as-is condition with additional improvements to be part of the Tenant Improvements.

FINISHES

None, interior perimeter wall furring and all other finishes to be provided as part of the Tenant Improvements.

CONVEYING SYSTEMS

The following elevators are existing:

Hydraulic Elevators (125 fpm):

-One (1) 2500#passenger

-One (1) 4,000#service.

Cab finishes upgrades will be part of the Tenant Improvements

FIRE PROTECTION

Fire protection – A full building shell fire sprinkler system meeting Ordinary Hazard Group 2 density per the CBC, CFC and NFPA requirements is provided with the branch mains run within the rate floor assembly.

Fire Alarm System- A new fully functional Notifier fire alarm system monitoring elevators and fire protection flow switches is provided and the system may be expandable to incorporate future Tenant Improvements.

Fireproofing and Horizontal Separations sep Structural - Fireproofing and firesafing is included as required to comply with Building Type V A (3030) including horizontal control area separation for each floor, which could be further subdivided into different control areas. Vertical control area walls and separation will be part of the Tenant Improvements.

CENTRAL PLANT

The existing chilled water plant may be utilized to serve general office HVAC loads. The plant will consist of water-cooled chillers and associated cooling towers with a combined maximum capacity of up to 1150 tons (170 sf/ton) to serve the Complex.

HVAC

The existing parking garage exhaust system will remain.

Shell Ventilation – Ducted ventilation of service areas.  The existing electrical, elevator machine and other utility room will be served by their existing ventilation systems as required to meet code and necessary for equipment or environmental conditions.

HVAC – The following HVAC infrastructure is available for re-use as part of the Tenant Improvement:

Four(4) Energy Labs existing air handlers (AHU 2-1, 2-2, 2-3, 2-4) total 130,000 CFM and 12(twelve) Strobic exhaust fans total 168,000 CFM are available for re-use.

Boiler: None, shall be included as part of the Tenant Improvement Allowance and in accordance with final mechanical and HVAC spec.

ELECTRICAL

Primary power services and associated switchgear are existing as follows:

3030: 480/277v 3 phase 4000A

Tenant Improvement Electrical – Existing electrical distribution to Tenant Improvement HVAC is available for re-use as part of the Tenant Improvements:

Emergency Power - The following emergency generators and UPS system are available for potential use by Tenant:

-	A dedicated existing 800KW generator can be utilized with the serviced areas to be included as part of the Tenant Improvement Allowance.

Security - A card access system serving main building entry points and the campus amenities spaces will be managed by the Landlord.

PLUMBING

See site utilities section above for main plumbing services provide.

Tenant Improvement Plumbing - The following existing plumbing and lab utility equipment are available for re-use as part of the Tenant Improvements:

3030:

Laboratory Vacuum Skid/System (Duplex, rotary vane)

Laboratory Compressed Air System (Duplex, rotary screw system with dryer)

Laboratory RO DI water skid

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